UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Winn-Dixie Stores, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

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WINN-DIXIE STORES, INC.

5050 EDGEWOOD COURT • JACKSONVILLE, FLORIDA 32254-3699

Notice of Annual Meeting of Shareholders

to be held on November 4, 2009

To all Shareholders of Winn-Dixie Stores, Inc.:

You are invited to attend the 2009 annual meeting of shareholders of Winn-Dixie Stores, Inc. (“Winn-Dixie”, “we”, “us”, “our” or the “Company”). The annual meeting will be held at our headquarters at 5050 Edgewood Court, Jacksonville, Florida at 9:00 a.m. Eastern Time, on Wednesday, November 4, 2009. At the meeting, our shareholders will act on the following matters:

•	Election of nine directors nominated by the Board of Directors for a term of one year;

•	Approval of the Winn-Dixie Stores, Inc. Fiscal 2010 Equity Incentive Plan (the “2010 Plan”);

•	Approval of a one-time stock option exchange program for associates other than directors and named executive officers (the “Stock Option Exchange Program”);

•	Ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal 2010; and

•	Any other business that may properly come before the meeting.

The Board of Directors has fixed September 4, 2009 as the record date for the annual meeting. Only holders of our common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting.

By Order of the Board of Directors,

Larry B. Appel

Secretary

Jacksonville, Florida

September 21, 2009

Whether or not you expect to attend the annual meeting, please sign and return the enclosed proxy card promptly. Alternatively, you may give a proxy by telephone or over the Internet by following the instructions on your proxy card or in the proxy statement. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders Meeting to be held on November 4, 2009. The proxy statement and annual report to shareholders are available at https://www.sendd.com/EZProxy/?project_id=330.

WINN-DIXIE STORES, INC.

5050 EDGEWOOD COURT • JACKSONVILLE, FLORIDA 32254-3699

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 4, 2009

Our annual meeting of shareholders will be held on Wednesday, November 4, 2009 at our headquarters at 5050 Edgewood Court, Jacksonville, Florida, beginning at 9:00 a.m. Eastern Time. The enclosed form of proxy is solicited by our Board of Directors. We anticipate that this proxy statement and the accompanying proxy card will first be mailed to holders of our common stock on or about September 21, 2009.

GENERAL INFORMATION

Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card from us because you own shares of our common stock. This proxy statement describes issues on which we would like you, as a shareholder, to vote. It provides information on these issues so that you can make an informed decision.

When you sign the proxy card or submit your proxy by telephone or over the Internet, you appoint Peter L. Lynch and Terry Peets as your representatives at the meeting. These representatives will vote your shares at the meeting (or any adjournments or postponements of the meeting) as you have instructed them. With proxy voting, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card or submit your proxy via telephone or over the Internet in advance of the meeting just in case your plans change.

If an issue comes up for a vote at the meeting (or any adjournments or postponements of the meeting) that is not described in this proxy statement, these representatives will vote your shares, under your proxy, at their discretion.

Are these proxy materials available over the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are permitted to furnish our materials over the Internet to our shareholders by delivering a notice in the mail. While we have opted to continue mailing full printed sets of our proxy materials to our shareholders, you can still access and review our proxy statement and annual report over the Internet at https://www.sendd.com/EZProxy/?project_id=330.

When is the record date?

The Board of Directors has fixed September 4, 2009 as the record date for the annual meeting. Holders of common stock as of the close of business on this date will be entitled to vote at the annual meeting.

How many shares are outstanding? How many votes are permitted per share?

As of the record date, there were 54,683,527 shares of our common stock issued and outstanding. Each share is entitled to one vote. No cumulative rights are authorized and dissenters’ rights are not applicable to any of the matters being voted upon.

In accordance with Florida law, a list of shareholders as of the record date will be available at the annual meeting and for ten days prior to the meeting for inspection by any shareholder or the shareholder’s agent or attorney at our headquarters, located at 5050 Edgewood Court, Jacksonville, Florida, between the hours of 9:00 a.m. and 5:00 p.m.

What am I voting on?

You are being asked to vote on the following:

•	election of nine directors nominated by the Board of Directors for a one-year term, or until their respective successor is duly elected and qualified;

•	approval of the 2010 Plan;

•	approval of the Stock Option Exchange Program;

•	the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2010; and

•	any other business that properly may come before the meeting.

Our By-Laws require a shareholder to give advance notice of any proposal intended to be presented at the meeting. The deadline for this notice has passed and we have not received any notices. If any other matter properly comes before the shareholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How do I vote?

Holders of record of our shares have four voting options:

•	by telephone toll-free at 1-800-PROXIES (1-800-776-9437);

•	over the Internet at www.voteproxy.com;

•	by signing your proxy card and mailing it in the enclosed, prepaid and preaddressed envelope; or

•	by attending the annual meeting and voting in person.

If you vote by telephone or over the Internet, you will be prompted to enter the voter control number printed on your proxy card above your name and to follow a few simple instructions. Voting by telephone or over the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, your ability to vote by telephone or over the Internet depends on the voting processes of the broker, bank or other nominee. These programs are different from the program offered by our transfer agent, American Stock Transfer & Trust Company (“American Stock Transfer”), for shares registered in the name of the shareholder. Please carefully follow the voting instructions provided by your bank, broker or other nominee on the voting instruction form or proxy card.

Can shareholders vote in person at the annual meeting?

Yes. We will pass out written ballots to any holder of record who wants to vote at the meeting. If your shares are not held in your name, you must request a legal proxy from your stockbroker or the registered owner to vote at the meeting.

What do I need to bring if I plan to attend the annual meeting in person?

Shareholders will need to register at the meeting to attend the meeting in person. Please bring identification with you. If your shares are not held in your name, you will need to bring proof of your share ownership to the meeting in order to register. You should ask the broker, bank or other institution that holds your shares to provide you with a copy of an account statement or a letter that shows your ownership of Winn-Dixie common stock on September 4, 2009.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with the transfer agent and/or with stockbrokers. Please vote all of the shares.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	voting again by telephone or over the Internet prior to 11:59 p.m. Eastern Time, on November 3, 2009;

•

signing another proxy with a later date and mailing it to our transfer agent, American Stock Transfer, as long as American Stock Transfer receives the proxy prior to 11:59 p.m. Eastern Time, on November 3, 2009;

•	voting in person at the annual meeting; or

•	giving written notice to our Corporate Secretary at the address on the front cover of this proxy statement prior to 11:59 p.m. Eastern Time on November 3, 2009.

How many votes do you need to hold the meeting?

For us to conduct the annual meeting we must have a quorum, which means that a majority of our outstanding shares of common stock as of the record date must be represented at the meeting. Your shares will be counted as represented at the annual meeting if you:

•	vote by telephone or over the Internet;

•	properly submit a proxy (even if you do not provide voting instructions); or

•	attend the annual meeting and vote in person.

How many votes are needed to elect directors?

The nine nominees receiving the highest number of FOR votes cast by the shareholders will be elected as directors, even if those nominees do not receive a majority of the votes cast. This number is called a plurality. A properly executed proxy card marked WITHHOLD with respect to the election of a director will not be voted and will not count FOR the nominee.

How many votes are needed to approve the 2010 Plan, approve the Stock Option Exchange Program and ratify the appointment of KPMG?

The 2010 Plan and the Stock Option Exchange Program will be approved and the appointment of KPMG will be ratified if the votes cast FOR the proposals exceed the votes cast AGAINST the proposals. A properly executed proxy card marked ABSTAIN with respect to any proposal will not be voted and will not count FOR or AGAINST the proposal. Abstentions with respect to a proposal are counted for purposes of establishing a quorum.

Will my shares be voted if I do not sign and return my proxy card, vote by telephone or over the Internet?

If you are a shareholder of record and you do not sign and return your proxy card, vote by telephone or over the Internet or attend the annual meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for shareholder consideration in this proxy statement.

If your shares are held in “street name” through a bank or broker and you do not provide voting instructions before the annual meeting, your bank or broker may vote your shares on your behalf under certain circumstances. Brokerage firms have the authority under certain rules to vote shares for which their customers do not provide voting instructions on “routine” matters.

The election of directors and the ratification of the appointment of KPMG are considered “routine” matters under these rules. Therefore, brokerage firms are allowed to vote their customers’ shares on these matters if the customers do not provide voting instructions. If your brokerage firm votes your shares on these matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the annual meeting and in determining the number of shares voted FOR or AGAINST the routine matters.

The approval of the 2010 Plan and the Stock Option Exchange Program are not considered “routine” matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions on such a proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum but not for the number of shares voted FOR or AGAINST a non-routine proposal.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How are votes counted?

Your shares will be voted as you indicate. If you just sign your proxy card with no further voting instructions, your shares will be voted:

•	FOR the nine director nominees;

•	FOR the 2010 Plan;

•	FOR the Stock Option Exchange Program; and

•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm.

Voting results will be tabulated and certified by our transfer agent, American Stock Transfer.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the second quarter of fiscal 2010, which will be filed with the SEC.

Who will pay for the costs of soliciting proxies?

We will bear the cost of soliciting proxies. In an effort to have as large a representation at the meeting as possible, our directors, officers and employees may solicit proxies by telephone or in person in certain circumstances. To further assist us in our efforts, we have engaged Georgeson Inc. to solicit proxies for an estimated fee of $9,500 plus expenses. Upon request, we will reimburse brokers, dealers, banks, voting trustees and their nominees who are holders of record of our common stock on the record date for the reasonable expenses incurred for mailing copies of the proxy materials to the beneficial owners of such shares.

How can I obtain an additional copy of the Annual Report on Form 10-K for fiscal 2009?

Our Annual Report on Form 10-K for fiscal 2009, which includes audited financial statements, accompanies this proxy statement. You may obtain additional copies of the Form 10-K by selecting “SEC/Section 16 Filings” on the Investors page of our website at www.winn-dixie.com.

At the written request of any shareholder who owns common stock on the record date, we will provide, without charge, an additional paper copy of the Form 10-K, including the financial statements and financial statement schedules but not including exhibits. If requested, we will provide copies of the exhibits for a reasonable fee. Requests for additional paper copies of the Form 10-K should be directed to:

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Attention: Shareholder Relations

Email: shareholderrelations@winn-dixie.com

What is “householding” and how does it affect me?

Householding is a program approved by the SEC which allows the delivery of only one package of proxy materials to you if there are multiple shareholders residing at the same address, unless we have received contrary instructions from one or more of the shareholders. This means you will receive an envelope containing one set of proxy materials and a separate proxy card for each shareholder account in the household. Proxy materials may include an annual report and a proxy statement. Householding saves us money by reducing printing and postage costs. It also creates less paper for you to manage and is environmentally friendly.

We will deliver promptly, upon oral or written request, a separate copy of the proxy materials to any shareholder residing at an address to which only one copy was mailed. Shareholders residing at the same address who do not wish to participate in householding may contact us to request multiple copies of the proxy materials in the future. Shareholders residing at the same address and currently receiving multiple copies of the proxy materials may contact us to request to participate in householding in the future. For requests relating to householding, please contact Shareholder Relations, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, telephone number (904) 783-5000, email address shareholderrelations@winn-dixie.com.

OUR BOARD OF DIRECTORS

GENERAL INFORMATION ABOUT OUR BOARD

What is the size of our Board of Directors and who is currently serving on the Board?

Our Articles of Incorporation require that our Board consist of a minimum of seven and a maximum of 12 members. Currently, our Board consists of nine directors. The current members of the Board are Evelyn V. Follit, Charles P. Garcia, Jeffrey C. Girard, Yvonne R. Jackson, Gregory P. Josefowicz, Peter L. Lynch, James P. Olson, Terry Peets and Richard E. Rivera.

Is the Board divided into classes?

No. Our Board is not divided into classes. Each member of our Board is elected annually to serve a one-year term, or until their respective successor is duly elected and qualified.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

The following is information about our Board of Directors as of June 24, 2009:

Name, Principal Occupation for the Past Five Years and Directorships	Age
Evelyn V. Follit • 2007 to present, President, Follit Associates (a corporate technology assessment and executive career strategy practice) • 2005 to 2007, retired • 1997 to 2005, Senior Vice President and Chief Information Officer, Radio Shack Corporation (a consumer electronics retail company) • Director of Beall’s, Inc. (a retail department store company) • Director since 2006	62

Charles P. Garcia

•      2009 to present, Managing Director, Merchant Banking Division, Cabrera Capital Markets, LLC (a full service broker-dealer)

•      2007 to present, Chairman, Aetna Miami Advisory Council (advisory board reporting to the CEO of Aetna)

•      2006 to 2009, Senior Managing Director, Hispanic Capital Markets Group, a division of vFinance Investments, Inc. (an investment banking group focused on the global Hispanic market)

•      1997 to 2006, Chief Executive Officer of Sterling Financial Group of Companies (a financial services and investment banking firm)

•      Chair, Board of Visitors, U.S. Air Force Academy (a military service academy)

•      Director since 2006

48

Jeffrey C. Girard • 2004 to present, retired • 2002 to 2004, Vice Chairman, Finance and Administration at Shopko Stores, Inc. (a multi-department general merchandise retailer) • Director since 2006	61

Yvonne R. Jackson

•      2006 to present, President and Principal of BeecherJackson (a human resources management consulting firm)

•      2002 to 2005, Senior Vice President and Chief People Officer of Pfizer, Inc. (a worldwide pharmaceutical company)

•      1999 to 2002, Senior Vice President and Chief People Officer of Compaq Computer Co. (a computer manufacturing and marketing company)

•      1993 to 1999, Senior Vice President and Chief People Officer, Burger King Corporation (a fast food retailer)

•      Member of the Advisory Council of PricewaterhouseCoopers (a public accounting firm)

•      Chair, Board of Trustees of Spelman College (a liberal arts college)

•      Director since 2006

59

Name, Principal Occupation for the Past Five Years and Directorships	Age
Gregory P. Josefowicz • Currently serves as a Director of PetSmart, Inc. (a pet supply/services company) and United States Cellular Corp. (a telecommunications company) • 2006 to February 2008, Senior Level Consultant to Borders Group, Inc. (a book, movies and music retail company) • 1999 to 2006, President, Chief Executive Officer and Chairman of Borders Group, Inc. • Director since 2006	56

Peter L. Lynch • 2004 to present, President and Chief Executive Officer of Winn-Dixie • 2003 to 2004, a private investor • 1999 to 2003, held various positions with Albertson’s, Inc. (a food and drug retailing company), including President and Chief Operating Officer and Executive Vice President-Operations • Director since 2004	57

James P. Olson • 2006 to present, retired • 2002 to 2006, Senior Vice President, Operations, PepsiCo International (a consumer food and beverage company) • 1999 to 2002, Vice President, Operations, Ernest & Julio Gallo Winery (a retail wine manufacturing company) • Director since 2007	59

Terry Peets • 2007 to present, a private investor • 2000 to 2007, Senior Advisor to JP Morgan Partners (now CCMP Capital, an investment banking company) • 2000 to 2002, Chairman of the Board of Bruno’s Supermarkets, Inc. (a food retailing company) • Chairman of the Board and Director of World Kitchen, LLC (a kitchen products manufacturing and marketing company), the City of Hope National Cancer Center (a biomedical research, treatment and educational institution) and the Beckman Research Institute (a biomedical research institution) • Director since 2006	64

Name, Principal Occupation for the Past Five Years and Directorships	Age

Richard E. Rivera

•      2009 to present, President and Chief Executive Officer of Real Mex Restaurants, Inc. (a casual dining Mexican restaurant chain)

•      2004 to present, President and Chief Executive Officer of Rubicon Enterprises, LLC (a restaurant consulting, development and management company)

•      1997 to 2004, served in various capacities at Darden Restaurants, Inc. (a dining restaurant company), including President and Chief Operating Officer from 2002 to 2004 and President of Red Lobster from 1997 to 2002

•      Director of the National Restaurant Association (a restaurant trade organization)

•      Director since 2006

62

CORPORATE GOVERNANCE

BOARD STRUCTURE

How does the Board determine which directors are independent?

Our Corporate Governance Principles require that two-thirds of the members of the Board be independent as defined under listing standards of The NASDAQ Stock Market (“NASDAQ”). Under these independence criteria, a director will not be considered independent if he or she has a material relationship with us. Relationships we consider material include employment by us within the last three years, affiliation with our auditors within the last three years, being a part of an interlocking directorate within the last three years, being an officer or employee of a company that does substantial business with us or having a family member that meets one of these criteria.

What was the Board’s determination with respect to director independence?

The Board of Directors reviewed the independence of each director in September 2009. As a result of the review, the Board affirmatively determined that the following directors are independent: Evelyn V. Follit, Charles P. Garcia, Jeffrey C. Girard, Yvonne R. Jackson, Gregory P. Josefowicz, James P. Olson, Terry Peets and Richard E. Rivera. Peter L. Lynch is not independent because he is our employee.

How many times did the Board meet in fiscal 2009?

During the fiscal year ended June 24, 2009, the Board of Directors held 12 meetings. All members of the Board during the fiscal year attended at least 90% of the total number of meetings of the Board and any committees of which he or she was a member.

Does the Board have a lead director?

Yes. Pursuant to our Corporate Governance Principles, a lead director is selected by a majority vote of the independent directors. After reviewing the strengths and qualifications of its independent members, the independent directors selected Gregory P. Josefowicz as the lead director in September 2007.

Do the independent directors of the Board meet during the year?

Yes. Under our Corporate Governance Principles, the independent directors meet at each face-to-face Board meeting without any representative of management being present. The lead director, or in the absence of the lead director one of our committee chairs, presides at these sessions.

Does the Board have a policy with respect to attendance at the annual meeting of shareholders?

Although the Board understands that there may be situations that prevent a director from attending an annual meeting, the Board strongly encourages all directors to make attendance at the annual meeting a priority. All nine members of our Board of Directors attended our annual meeting of shareholders in 2008.

How can shareholders communicate with the Board?

Shareholders who wish to communicate directly with members of the Board, the Chairman, the lead director or any chairperson of a Board committee may do so by writing directly to those individuals, in care of the Corporate Secretary, Winn-Dixie Stores, Inc., 5050 Edgewood Court, Jacksonville, Florida 32254-3699. Our Corporate Secretary notifies the Chairman of all communications. If the correspondence is not addressed to a particular member, the communication will be reviewed with the Chairman, unless the correspondence relates to the Chairman, in which case the correspondence will be reviewed with the lead director. Our Corporate Secretary reviews all communications before forwarding to the appropriate Board member.

For shareholder communications relating to our accounting, internal accounting controls, or audit matters, please call 1-877-91W-DIAL (1-877-919-3425). Your call will be confidential and you may remain anonymous. The Audit Committee of our Board of Directors will be notified directly of your call.

DIRECTOR COMPENSATION

How were the directors compensated in fiscal 2009?

Our non-employee directors receive retainer fees and cash meeting fees which are paid quarterly in arrears at the end of each fiscal quarter and an annual equity compensation grant of restricted stock units. Compensation is reviewed annually in November. Directors who are employees do not receive additional compensation for serving on the Board. Compensation for non-employee directors in fiscal 2009 consisted of:

•	an annual retainer of $50,000 for serving on the Board;

•	an additional annual retainer of $20,000 for the lead director;

•	an additional annual retainer of $20,000 for the Audit Committee chairperson;

•	an additional annual retainer of $10,000 for the other committee chairpersons;

•	in-person meeting fees of $1,500 per meeting for Board meetings and $1,000 per meeting for committee meetings;

•	telephonic meeting fees of $750 per meeting for Board and committee meetings; and

•	an annual equity compensation grant of restricted stock units with a fair market value of $105,000.

Fiscal 2009 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Evelyn V. Follit	$69,250	$137,425	$206,675
Charles P. Garcia	$73,750	$137,425	$211,175
Jeffrey C. Girard	$89,250	$137,425	$226,675
Yvonne R. Jackson	$85,750	$137,425	$223,175
Gregory P. Josefowicz	$90,250	$137,425	$227,675
James P. Olson	$80,250	$137,425	$217,675
Terry Peets	$88,750	$137,425	$226,175
Richard E. Rivera	$74,750	$137,425	$212,175

(1)

The amounts shown in the stock awards column reflect the dollar amount recognized for fiscal 2009, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), with respect to all restricted stock unit awards that remained unvested during any part of fiscal 2009. Each non-employee director received the following awards of restricted stock units: 5,047 on February 22, 2007, 5,319 on November 8, 2007 and 9,563 on October 23, 2008. These awards had a grant-date fair value of $84,638, $104,997 and $105,002, respectively. They vest one year from the date of grant, except that the February 2007 grant vests ratably over three years from the date of grant. The grant-date fair value of all restricted stock unit awards is equal to the closing price of the Company’s stock on the grant date as more fully described in Note 12 to our consolidated financial statements for fiscal 2009 included in our Form 10-K.

(2)	As of June 24, 2009, each of our non-employee directors held 11,278 unvested restricted stock units.

Do you reimburse your directors for expenses?

We reimburse directors for travel expenses incurred in attending Board and Committee meetings. Each member of the Board is also encouraged to attend director education programs, and we reimburse their expenses in participating in these programs up to $6,000 in any calendar year.

May directors defer the payment of the fees they earn?

Each calendar year, under our Directors’ Deferred Compensation Plan, a director may elect to defer payment of all or any part of their cash fees. At the election of the director, fees are (i) credited to an “Income Account”, (ii) credited to a “Stock Equivalent Account”, or (iii) divided in any manner between these accounts. The Income Account pays interest at the end of each calendar quarter equivalent to the prime interest rate then in effect at Wachovia Bank, N.A., a Wells Fargo company, and is computed on the basis of the average closing monthly credit balance in the participant’s account.

Fees elected to be deferred to the Stock Equivalent Account are converted into the maximum number of shares of our common stock which could be purchased with the equivalent dollar amount at the closing market price of the common stock on the date the fees would have been paid, and held in an account on behalf of the participant. These shares are appropriately adjusted in the event of any stock dividends, stock splits or any other similar changes in our common stock. Payments from these accounts are payable in either a lump-sum payment or in annual installments upon termination of service as a director.

No deferred payment elections were made by our directors for calendar year 2009.

COMMITTEE STRUCTURE

What are the Committees of the Board?

The Board of Directors currently has three committees: Audit, Nominating and Corporate Governance and Compensation. Charters for each of these committees, as well as our Corporate Governance Principles, are available under the “Corporate Governance” section of our Investors page of our website at www.winn-dixie.com.

AUDIT COMMITTEE

Who are the members of the Audit Committee, and how many times did the committee meet during fiscal 2009?

The current members of the Audit Committee are Jeffrey C. Girard, Evelyn V. Follit, Charles P. Garcia and Gregory P. Josefowicz. Mr. Girard serves as the chairperson of the committee. The committee met eight times during fiscal 2009.

What are the responsibilities of the Audit Committee?

The Board of Directors has adopted a charter which sets forth the responsibilities of the committee. The Audit Committee is responsible for oversight of:

•	the integrity of our financial statements and financial reporting;

•	the integrity and effectiveness of our disclosure controls and internal controls;

•	our compliance with applicable law, regulatory requirements, our Code of Business Conduct and Ethics and other risk management programs and policies;

•	the independence, qualifications and performance of our internal auditors and our independent registered public accounting firm; and

•	the approval of related party transactions.

In addition, the Audit Committee reviews the scope and results of audits and selects and evaluates our independent registered public accounting firm. It also reviews the scope of internal audits, systems of internal controls and accounting policies and procedures.

What are the qualifications for serving on the Audit Committee?

The Audit Committee is composed of no less than three directors, one of whom serves as chairperson and all of whom are independent under NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Each member of the committee must be able to read and understand fundamental financial statements, including our balance sheet, statement of operations and statement of cash flow. In addition, at least one member of the committee must be designated by the Board as an “audit committee financial expert” as defined by the SEC.

In addition, because of the demanding role and responsibility of serving on an audit committee, no member of the Audit Committee may serve on more than two other audit committees of publicly traded companies. In the event a member of the committee accepts membership on more than two other such audit committees, he or she shall immediately submit his or her resignation from the Audit Committee to the chairperson of the Nominating and Corporate Governance Committee.

The Board has determined that each of the members of the Audit Committee meets the independence requirements and the qualifications of reading and understanding fundamental financial statements as required by the Audit Committee Charter.

Has the Board designated an audit committee financial expert?

Yes. The Board has determined that Charles P. Garcia, Jeffrey C. Girard and Gregory P. Josefowicz are audit committee financial experts, as that term is defined by the SEC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Who are the members of the Nominating and Corporate Governance Committee, and how many times did the committee meet during fiscal 2009?

The current members of the Nominating and Corporate Governance Committee are Terry Peets, Charles P. Garcia and James P. Olson. Mr. Peets serves as the chairperson of the committee. The committee met five times during fiscal 2009.

What are the responsibilities of the Nominating and Corporate Governance Committee?

The Board of Directors has adopted a charter which sets forth the responsibilities of the committee. The Nominating and Corporate Governance Committee is responsible for oversight of:

•	Board and committee composition and practices;

•

our corporate governance practices, including the content of our governance documents, such as the charters for all Board committees, our Articles of Incorporation, By-Laws, Code of Business Conduct and Ethics and other compliance policies, and our other relevant policies and procedures;

•	director evaluation and educational programs; and

•	director compensation.

The Nominating and Corporate Governance Committee reviews the selection criteria for directors and the selection of nominees to serve as directors; evaluates the performance of the Board of Directors, together with the Chairman and lead director; and develops, reviews, evaluates and makes recommendations to the Board of Directors with respect to corporate governance issues.

What are the qualifications for serving on the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee is composed of no less than three directors, one of whom serves as chairperson and all of whom are independent in accordance with NASDAQ listing standards. The Board has determined that each of the members of the Nominating and Corporate Governance Committee meets these qualifications.

What does the Nominating and Corporate Governance Committee consider in selecting nominees to the Board?

The committee selects director candidates on the basis of their character, integrity, judgment, and business, government, legal and other relevant experience. Financial expertise is also a relevant criterion. We desire a Board that is diverse in nature and experience.

We believe our Company’s interests are best served by maintaining a Board of Directors exhibiting stability, knowledge of our business operations and knowledge of the retail food industry generally. Directors must be willing to devote sufficient time to carry out their duties and responsibilities effectively. When a director’s principal occupation or business association changes substantially during his or her tenure, that director must notify the Board by submitting a letter to the Chairman of the Board and the chairperson of the Nominating and Corporate Governance Committee offering to resign. The committee will review whether the change in status is consistent with the criteria for Board membership and make a recommendation to the Board for action, if any, to be taken in response.

During fiscal 2009, Charles P. Garcia and Richard E. Rivera each had a change in principal occupation. As required, each submitted written notification to the Chairman of the Board and the chairperson of the Nominating and Corporate Governance Committee and a determination was made that their change in employment status required no action by the Board.

Will the Nominating and Corporate Governance Committee consider shareholder recommendations for director?

Yes. The Nominating and Corporate Governance Committee will consider recommendations for director candidates from our shareholders on the same basis as recommendations from other sources.

What are the procedures for submission of a shareholder recommendation for director?

Any shareholder who wishes to submit a recommendation for a director candidate should direct a written communication to the Nominating and Corporate Governance Committee, in care of our Corporate Secretary, at the address on the front cover of this proxy statement.

Any shareholder who wishes to recommend a director nominee to be considered for election at the Company’s annual shareholders’ meeting or a special meeting of the shareholders must submit a proper and timely request as follows:

•

Timing    For consideration at the annual shareholders’ meeting, a shareholder’s written notice of nomination must be delivered and/or received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual shareholders’ meeting; provided, however, that, in the event that the annual shareholders’ meeting is called for a date that is not within 30 days before or after such anniversary date, a timely notice by the shareholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual shareholders’ meeting was mailed or announced to the public. For consideration at a special meeting of the shareholders, a shareholder’s written notice of nomination must be delivered and/or received at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which the notice of the date of the special meeting was mailed or publicly announced, whichever occurs first. An adjournment or postponement of an annual shareholder’s meeting or the announcement thereof does not commence a new time period for a shareholder to give notice as described above.

•	Information To be in proper written form, a shareholder’s notice to the Secretary must set forth the following information for both the nominee(s) and the shareholder giving notice:

–	the name, age, principal occupation, business address (or record address) and residence address;

–	the class or series and number of shares of capital stock of the Company which are beneficially owned, the date such shares were acquired and the investment intent of such acquisition for the nominee;

–	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the shareholder giving notice or by any shareholder associated person, a description of derivative positions held directly or indirectly or beneficially held by the shareholder giving notice or any shareholder associated person, and whether and the extent to which a hedging transaction has been entered into by or on behalf of the shareholder giving notice or any shareholder associated person;

–	any other information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for a contested election of directors;

–	a description of all arrangements or understandings between the shareholder giving such notice and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder;

–	a representation that the shareholder giving notice intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice; and

–	a representation as to whether the shareholder giving notice intends to deliver a proxy statement or form of proxy to the holders of a sufficient number of the Company’s outstanding shares to elect such nominee or otherwise to solicit proxies from shareholders in support of the nomination. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

•	Address The principal executive offices of the Company to which the information described above should be sent can be found on the front cover of this proxy statement.

Any shareholder who submits a nomination pursuant to the procedures above is required to update and supplement the information disclosed in their notice, if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date of the meeting at which the nomination will be voted upon.

Any shareholder who submits a nomination as described above is also required to comply with all applicable rules and regulations of the Exchange Act governing director nominations.

COMPENSATION COMMITTEE

Who are the members of the Compensation Committee, and how many times did the committee meet during fiscal 2009?

The current members of the Compensation Committee are Yvonne R. Jackson, James P. Olson, Terry Peets and Richard E. Rivera. Ms. Jackson serves as the chairperson of the committee. The committee met 16 times in fiscal 2009.

What are the responsibilities of the Compensation Committee?

The Board of Directors has adopted a charter which sets forth the responsibilities of the committee. The Compensation Committee is responsible for oversight of:

•	our compensation programs;

•	evaluation and compensation of the Chief Executive Officer and other executive officers;

•	administration of our equity-based incentive plans; and

•	talent review and management succession planning.

The Compensation Committee approves our compensation strategy to ensure that this strategy supports organization objectives and shareholder interests. The Compensation Committee also supports the Board of Directors in establishing the salary, annual incentive, long-term incentive, and benefit plans for the Chief Executive Officer and Chief Financial Officer.

What are the qualifications for serving on the Compensation Committee?

The Compensation Committee is composed of no less than three directors, one of whom serves as chairperson and each of whom is independent as required under NASDAQ listing standards. In addition, all members of the committee must be “non-employee directors” as defined under Rule 16b-3 of the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”).

Each member of the Compensation Committee must have business experience that, in the opinion of the Board of Directors, qualifies him or her to evaluate senior management compensation, equity-based compensation plans, benefit plans and management succession planning.

The Board has determined that each of the members of the Compensation Committee meets these qualifications.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Yvonne R. Jackson, James P. Olson, Terry Peets and Richard E. Rivera. During fiscal 2009, no member of the Compensation Committee was a current or former officer or employee of Winn-Dixie, had any direct or indirect material interest in or relationship with us outside of his or her position as a director and no executive officer of Winn-Dixie served as a director or as a member of the compensation or equivalent committee of another entity, one of whose executive officers served as a director of Winn-Dixie or on Winn-Dixie’s Compensation Committee.

OTHER GOVERNANCE MATTERS

Does the Company have a Code of Conduct?

Yes. We have a Code of Business Conduct and Ethics (the “Code of Conduct”) which applies to directors, executive officers and associates. The Code of Conduct is the foundation of our Compliance and Ethics Program and expresses our commitment to:

•	conduct business in compliance with all applicable laws and regulations;

•	meet high standards of business conduct and ethics;

•	deal fairly with customers, associates, investors, business partners and competitors; and

•	maintain a safe and healthy work environment.

Among other things, the Code of Conduct provides guidance on avoiding conflicts of interest, protecting Company assets, complying with applicable laws and regulations, and reporting concerns without fear of retaliation.

Does the Company have a Code of Ethics for Senior Executive and Financial Officers?

Yes. We have a Code of Ethics for Senior Executive and Financial Officers that compliments our Code of Conduct. Among other things, the Code of Ethics for Senior Executive and Financial Officers promotes honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in public communications; and compliance with applicable laws, rules and regulations.

Are the executive officers required to certify compliance with the codes?

Yes. All of our executive officers are required to certify compliance with the Code of Conduct at least annually. In addition, our Chief Executive Officer and senior financial officers are required to certify compliance with the Code of Ethics for Senior Executive and Financial Officers at least annually. The Nominating and Corporate Governance Committee and the Board of Directors must unanimously approve in advance any waiver of any provision of either of these codes for any member of the senior management team. The circumstances surrounding, and basis for, any waiver will be publicly disclosed on our website.

Where can I find copies of the codes?

The Code of Conduct and the Code of Ethics for Senior Executive and Financial Officers are available under the “Corporate Governance” section of the Investors page of our website at www.winn-dixie.com. In addition, the Code of Ethics for Senior Executive and Financial Officers was filed with the SEC as an exhibit to our Form 10-K for fiscal 2009. We will provide any of our shareholders a copy of these documents without charge upon written request to Shareholder Relations at the following address:

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Attention: Shareholder Relations

Email: shareholderrelations@winn-dixie.com

PROPOSAL 1—ELECTION OF DIRECTORS

Which directors are standing for election this year?

The Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, has nominated all nine of the current directors for election at the annual meeting to hold office until the 2010 Annual Meeting of Shareholders or until their successors are duly elected and shall qualify. The nominees are: Evelyn V. Follit, Charles P. Garcia, Jeffrey C. Girard, Yvonne R. Jackson, Gregory P. Josefowicz, Peter L. Lynch, James P. Olson, Terry Peets and Richard E. Rivera.

What if a nominee is unable or unwilling to serve?

Should any one or more of these nominees become unable or unwilling to serve (which is not anticipated), the Board of Directors may designate substitute nominees, in which event the persons named in the proxy will vote proxies that otherwise would be voted for the named nominees for the election of the substitute nominee or nominees.

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR the nine nominees.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the compensation philosophy and practices implemented by our Compensation Committee (the “Committee”) in fiscal 2009 for the following named executive officers (“NEOs”):

•	Peter L. Lynch—Chairman and Chief Executive Officer (“CEO”);

•	Bennett L. Nussbaum—Senior Vice President, Chief Financial Officer;

•	Dan Portnoy—Senior Vice President, Chief Merchandising & Marketing Officer;

•	Larry B. Appel—Senior Vice President, Human Resources & Legal, General Counsel; and

•	Frank O. Eckstein—Senior Vice President, Retail Operations.

The Committee’s charter outlines the Committee’s responsibilities and can be found under the “Corporate Governance” section of the Investors page of our website at www.winn-dixie.com.

Key Committee Considerations in Fiscal 2009

During the fiscal year, the Committee focused on (1) the design of long-term incentives focused on driving financial performance of Winn-Dixie, (2) the creation of the Stock Option Exchange Program to better incent key associates and reduce our equity “overhang” (further described below), (3) the development of the 2010 Plan, and share usage and future year grants under the 2010 Plan, and (4) the implementation of compensation recovery provisions.

Designing Incentives to Drive Performance    Our Long Term Incentive (“LTI”) plan, which, in fiscal 2009, was granted under the Winn-Dixie Stores, Inc. Amended and Restated Equity Incentive Plan (the “2007 Plan”), is designed to support the interests of shareholders through performance-based vesting and to retain executives through service-based vesting. Our LTI plan is comprised of stock options, time-based restricted stock units (“RSUs”) and performance-based RSUs. Stock options provide economic value only if the price of our stock has increased over the strike price at the time the option is exercised. Similarly, performance drives vesting of a significant portion of the RSUs granted, which vest based on achievement of a performance target related to our long-term sales. In fiscal 2009, 64% of the LTI grant was performance-based, split 40% in stock options and 24% performance-based RSUs. For fiscal 2010, the Committee plans to increase the performance-based LTI to 70%.

Stock Option Exchange Program    Equity is an essential part of our total compensation package for our key associates and, accordingly, when the Company’s stock price growth is flat or down, our associates individually experience its impact through the structure of their total compensation. The Company’s current stock price and the country’s economic situation provide a considerable challenge to maintaining associate motivation, as well as raising retention concerns. Stock options lose their retentive value even if the stock price decreases are due to factors outside the Company’s control. In an effort to address these concerns, the Committee is recommending a Stock Option Exchange Program for shareholder approval in this proxy statement. The Stock Option Exchange Program is discussed further under the caption “Proposal 3—Approval of the Stock Option Exchange Program for Associates Other Than Directors and Named Executive Officers”.

The successful execution of the Stock Option Exchange Program would significantly reduce our “overhang”, meaning the equity awards outstanding but not exercised, plus equity awards available to be granted, divided by total common shares outstanding at the end of the year. Underwater stock option awards have little or no retentive value but remain in overhang until they are exercised, expire or are cancelled. Under the Stock Option Exchange Program, we expect that a reduction in overhang will occur because participating associates will receive fewer new stock options than the number of stock options being surrendered.

Future Year LTI Grants    Previously, our LTI grants have been made based on individual dollar award values which are then converted to an actual number of shares and/or stock options based on the closing price of our common stock on NASDAQ on the date of grant and, for options, a Black-Scholes ratio. Beginning in fiscal 2010, the Committee will utilize a share-based allocation in which the number of shares to be granted annually is established and is intended to remain constant each year (although the Committee would retain the discretion to change future grant sizes if it determines doing so would be appropriate). In establishing the number of shares to be granted to each individual, the Committee considered the median value of LTI grants made by peer group companies, discounted by 10% to reflect recent compensation trends. In valuing shares and options, the Committee considered Black-Scholes valuation models and future value models. Ultimately, share allocations were established by the Committee based on its analysis of all available data.

Compensation Recovery    The Committee also considered the inclusion of compensation recovery provisions for certain payments to senior executives. The Committee considered the types of executives to be covered, types of compensation to be covered, and whether or not the recovery would be applied retroactively. The Committee adopted a policy implementing a compensation recovery policy at its May 2009 meeting. See “Compensation Recovery Policy” later in this proxy statement.

Compensation Philosophy

Our compensation and benefits programs are designed and managed with the following objectives in mind:

•

Attract the caliber of talent needed to optimize our performance: Our goal is to target total compensation at the median of our compensation peer groups described in more detail below. However, our compensation philosophy provides us with the flexibility to pay a higher level of compensation to attract high performing and high potential candidates into key positions.

•

Motivate performance toward key short-term and long-term business objectives: Our annual cash incentive plan, known as the Annual Incentive Plan (“AIP”), focuses participants on achieving our annual plan for Adjusted EBITDA and sales, which we believe are key indicators of performance. The

AIP also includes individual performance measures to focus each participant on key initiatives that drive business performance. Our equity incentive program, the LTI plan, drives long-term achievement of our business plans.

•

Retain key associates who are crucial to our success: The flexibility to pay above the 50th percentile of competitive compensation to high performing and high potential associates helps to retain key associates who can most help achieve our business goals.

•

Align management and associates with the interests of shareholders: Our equity-based compensation programs are designed to align the interests of management with those of shareholders. In fiscal 2009, the Committee approved two programs designed to align management with shareholder interests. First, the Committee included sales per square foot as a key performance criteria for grants of performance restricted shares awarded under the 2007 Plan. The Committee believes achieving improved sales per square foot performance is a key driver of our long-term business plan. Second, the Employee Stock Purchase Plan became effective January 1, 2009, allowing all associates to purchase stock at a 5% discount and perform as Company owners.

Compensation Mix

As part of its review of compensation philosophy, the Committee reviewed in fiscal 2009 the mix of our compensation programs, including base salary, annual cash incentives, long-term equity incentives, and the portion of total compensation that is “at risk”.

Our mix of target incentive opportunities historically has been weighted slightly more toward annual incentives relative to our peer group. This emphasis on annual cash incentives began in fiscal 2004, approximately one year before our bankruptcy filing, when cash incentives were perceived to be a better motivator of performance.

“At risk” compensation consists of annual cash incentives and long-term equity incentives, including stock options and performance restricted stock. These incentives are “at risk” as compensation is not received unless our stock price appreciates over time and we achieve the established Company performance goals. Stock options have no economic value if our stock price does not increase.

In fiscal 2009, the Committee decreased the target cash bonus percentage in the AIP for newly hired (or promoted) senior vice presidents from 80% to 60% of base salary. In addition, the emphasis within the AIP on Company performance metrics as compared to individual performance measures was increased such that 80% of the bonus is now based on Company performance, which the Committee believes better aligns executive pay with business performance and shareholder interests. The Committee will continue to review the mix within our compensation programs and adjust it in the future as the Committee believes appropriate given our short-term and long-term business goals.

Compensation Consultant

In accordance with the Committee’s charter, the Committee has the authority to engage, retain and terminate a compensation consultant. The compensation consultant may not perform other services for the Company unless those services are pre-approved by the Committee, and the Committee is updated regularly as to the status of such services.

The Committee has retained Steven Hall & Partners as its independent compensation consultant to assist the Committee in creating and implementing executive compensation strategies. During fiscal 2009, Steven Hall & Partners did not provide any other services to the Company. Management may continue to use other outside consultants to assist with the day-to-day management of our programs and in the development of proposals for review by the Committee and its independent consultant.

The independent compensation consultant attended every Committee meeting at the invitation of the Chair and has assisted the Committee with: obtaining, analyzing, and presenting competitive peer company market data and relevant information relating to total compensation and bonus and equity incentive programs; compensation recovery provisions; volatility measures; current equity values; and LTI program design.

Peer Group

The Committee believes benchmarking can be a useful tool to help gauge the compensation level for our executive talent. Benchmarking allows the Committee to compare the competitiveness of our compensation practices for our NEOs with the practices in the grocery and retail industries. However, benchmarking is not used in isolation. The Committee also considers other factors, such as individual and Company performance, in determining our NEOs’ compensation.

Steven Hall & Partners has conducted a peer group analysis on an annual basis since fiscal 2008 at the request of the Committee. For fiscal 2009, the focus was to determine if any changes to the prior year groups were needed. In fiscal 2009, as in prior years, two groups of peer companies were presented to the Committee:

(1) a comparator group of 11 companies based on revenue one-half to three times our revenues to be utilized as the primary peer group when the Committee considers individual executive cash and long-term compensation decisions (the “Comparator Group”); and

(2) a group of seven additional companies that were not included in the Comparator Group primarily because of revenue, but that are analyzed and considered by the Committee to provide context in all matters for which the Comparator Group is utilized (the “Other Relevant Companies Group”).

All companies, in the grocery, non-grocery and drug store industries, were selected by Steven Hall & Partners and approved by the Committee because they were considered to be competitors with respect to the talent and experience required to serve on our executive team. The Committee believes, based on the recommendation of its compensation consultant, that the companies listed in each group represent the broad group of executive talent for which we compete.

Comparator Group

BJ’s Wholesale Club, Inc.	Kohl’s Corporation	The Pantry, Inc.
Circuit City Stores, Inc.	Longs Drug Stores Corporation	Staples, Inc.
Family Dollar Stores, Inc.	Nash Finch Co.	Whole Foods Market, Inc.
The Great Atlantic & Pacific Tea Company, Inc.	Office Depot, Inc.

Other Relevant Companies Group
CVS Caremark Corporation	Safeway, Inc.	Target Corporation
The Kroger Co.	Supervalu, Inc.	Walgreen Co.
Rite Aid Corporation

With respect to changes in the peer groups between fiscal 2009 and fiscal 2008, Rite Aid Corporation was moved from the Comparator Group to the Other Relevant Companies Group due to a significant increase in Rite Aid’s revenue as compared to the prior year. Also, Pathmark Stores, Inc. had been included in the fiscal 2008 Comparator Group but was eliminated in fiscal 2009 because it was acquired by The Great Atlantic & Pacific Tea Company, Inc. For fiscal 2010 peer groups, we anticipate that Circuit City Stores, Inc. will be eliminated due to its bankruptcy filing and that Longs Drug Stores Corporation will be eliminated due to its acquisition by CVS Caremark Corporation.

We have not established a formula or pre-set methodology to allocate NEO compensation among the elements of total direct compensation (salary plus annual cash incentive plus long-term equity compensation). However, the Committee generally has established the base salary level of each NEO slightly above the 50th percentile for similar positions at companies in our peer groups. Our annual cash incentive targets have historically been closer to the 75th percentile while our LTI award targets are at the 50th percentile.

ELEMENTS OF COMPENSATION

The Committee carefully considers the purpose of the compensation programs in achieving overall program goals. Our compensation programs include:

•	Base salary;

•	Annual cash incentives;

•	Long-term equity incentives; and

•	Various benefits and perquisites.

Base Salary

The primary purpose of our base salary program is to provide competitive levels of pay to attract and retain the executive and management talent needed to make our Company successful.

The Committee conducted its fiscal 2009 review of our NEOs’ base salaries in September 2008. The Company was performing at expected levels despite the general economic downturn affecting the U.S. economy, and our executive leadership team was recognized to have contributed significantly to those results. In evaluating the base salaries of our NEOs, the Committee considered all of the peer group data described above, as well as survey data published by Mercer, Watson Wyatt, Hewitt and other third party survey sources, recommendations from the CEO, individual performance and Company business performance. The Committee did not assign a particular weight to any of these factors. Based on this review, the Committee approved the following salary increases for Messrs. Portnoy, Appel and Eckstein. The Committee recommended for approval by the Board, and the Board approved, the following base salary adjustments for Messrs. Lynch and Nussbaum.

Name	Fiscal 2009 Salary	Percent Increase over Fiscal 2008 Salary
Peter L. Lynch	$1,312,500	5.0%
Bennett L. Nussbaum	$583,200	4.1%
Dan Portnoy	$550,000	4.8%
Larry B. Appel	$520,000	9.4%
Frank O. Eckstein	$409,900	3.8%

Generally our NEOs received salary increases of approximately 4% to 5%. The terms of Mr. Lynch’s employment contract state that his base salary is reviewed by the Board from time to time and may be increased based on Mr. Lynch’s performance. In fiscal 2009, the Board approved a base salary increase of 5%, increasing his annual base salary to $1,312,500. Mr. Lynch had not received a base salary increase since December 2006. The Committee recognized the significant contributions Mr. Lynch has made to the Company in deciding to approve the increase. For fiscal 2009, Mr. Appel received an initial base salary increase of 4.2%. In December 2008, Mr. Appel assumed the leadership role over the Human Resources function and received an additional increase for that significant added responsibility, for a total base salary increase of 9.4% as compared to fiscal 2008.

Annual Cash Incentives Under AIP

AIP Description    Our AIP is intended to motivate performance toward short-term business objectives. Performance objectives are established each year for each participant in the AIP based on a combination of key annual Company and individual financial, strategic and operational goals. For financial and operational performance objectives (and other performance objectives wherever it is possible to do so), the achievement level required for the participant to receive the target bonus payout is typically established consistent with our annual budget. Achievement levels for a threshold payout (50% of the target payout) and superior payout (150% of the target payout) are also developed for each performance objective. Under the AIP, if the achievement falls between two of the stated performance achievement levels, the bonus payment is interpolated between the corresponding bonus levels. Consistent with the fiscal 2008 AIP, the Committee has determined that, if the Company does not achieve, at a minimum, the prior year’s Adjusted EBITDA, then no participant would be eligible to receive a payout above target with respect to his or her individual performance objectives.

For fiscal 2009, there were no changes to the target bonus as a percent of salary for any of our NEOs. Target bonus for the CEO is 100% of base salary and 80% for the other NEOs. In the future, newly hired (or promoted) senior vice presidents’ target bonus will be 60% of base salary with superior payout increased from 150% of target bonus to 200% of target bonus. However, our existing NEOs will not be affected by this change.

Performance objectives and the related achievement levels are established by the Committee immediately prior to or during the first quarter of each fiscal year. Following the conclusion of the fiscal year, actual performance for each performance objective is analyzed by the Committee in comparison to the previously established achievement levels to calculate bonus payouts.

Selection of Performance Objectives    Performance objectives are primarily based on objective, quantifiable, financial measures. In fiscal 2007, a common bonus metric, Adjusted EBITDA, was introduced as a minimum 20% of each executive’s bonus opportunity. In fiscal 2008, the Committee introduced a second common bonus metric, sales, and increased the weighting of the two common metrics to a minimum of 60% of each executive’s bonus opportunity. For fiscal 2009, the Committee increased the weighting of Adjusted EBITDA and sales to 80% of each executive’s bonus opportunity. Individual performance objectives are weighted at 20% of each executive’s bonus opportunity.

The Committee believes Adjusted EBITDA and sales are key drivers of our business success and incorporating them as common metrics into the AIP provides a clear focus for all members of our executive team on these critical measures of business performance.

Fiscal 2009 AIP    Targets were set so that performance required to qualify for payouts at target was achievable but challenging and performance required to qualify for a superior payout was difficult to achieve. For fiscal 2009, our net sales as reported were $7.4 billion, which did not meet the threshold performance target. Consequently, none of our NEOs received a bonus for the sales portion of the AIP. Adjusted EBITDA as reported and described in our earnings release was $164.2 million, which exceeded both the prior year’s Adjusted EBITDA and the superior performance target for fiscal 2009. Accordingly, all of our NEOs achieved a superior payout on this measure. For individual performance objectives not based on financial metrics, payouts were based on the Committee’s discretion. The Committee assessed each individual’s achievement of individual performance objectives and determined a payout at or in between threshold, target and superior award levels. The Committee’s recommendation regarding each individual performance objective for Messrs. Lynch and Nussbaum were approved by the Board.

The Committee approved the following in establishing the individual performance objectives and determining payouts for our NEOs for the fiscal 2009 AIP.

•

Mr. Lynch’s individual performance objective is based on his level of enterprise leadership, as determined by the Committee and the Board. Components of enterprise leadership include succession planning, building key talent and bench strength within the Company, and developing a comprehensive strategic plan. Consistent with the recommendation of the Committee, the Board approved a superior level of achievement for Mr. Lynch’s enterprise leadership objective, resulting in a superior payout for his individual objective.

•

Mr. Nussbaum’s individual performance objectives are based on the state of the Company’s investible cash without going into the credit line, as well as expense reduction in relation to the budget. Consistent with the recommendation of the Committee, the Board approved Mr. Nussbaum’s objectives at the superior levels based on the achievement of $157 million in cash and $21.1 million in expense reduction over planned expenditures. These levels of achievement resulted in a superior payout for his individual objectives.

•

Mr. Portnoy’s individual performance objectives were initially based on achieving the planned lift for offensive remodels, as well as private brand penetration. Because remodel store sales were negatively impacted by general economic conditions, which negatively impacted Mr. Portnoy’s bonus due to the Company not achieving sales objectives, and because under Mr. Portnoy’s leadership we managed gross margin rates to achieve an over 60% increase in Adjusted EBITDA compared to fiscal 2008 despite the sales shortfall, the Committee determined that an individual performance measure based on gross margin rate management would better reflect Mr. Portnoy’s leadership contributions in fiscal 2009. Consistent with the recommendation of the CEO, the Committee determined Mr. Portnoy’s achievement of 28.46% gross margin, excluding self-insurance reserve of 0.02%, relative to target performance of 27.7% was a superior performance. Also, Mr. Portnoy’s achievement of 21.8% private label penetration relative to a target performance of 21.2% was a superior performance. These levels of achievement resulted in a superior payout for his individual objectives.

•

Mr. Appel’s individual performance objectives established at the beginning of the fiscal year were based on achieving our budgeted rate of inventory shrinkage as a percentage of sales and achieving our budgeted expense for bad checks. As a result of Mr. Appel’s assumption of leadership of our Human Resources function during fiscal 2009, the Committee revised his individual performance measures to be based on his level of leadership of the Human Resources function. Consistent with the recommendation of the CEO, the Committee determined Mr. Appel’s achievement with respect to the leadership of the Human Resources function was a superior performance and correspondingly resulted in a superior payout for his individual objective.

•

Mr. Eckstein’s individual performance objectives are based on achieving our budgeted rate of inventory shrinkage as a percentage of sales and achieving our targeted number of hires for Deli/Food Service managers. The shrink rate is a key component of our total gross margin rate and improving the performance of Deli/Food Service managers is a key Company initiative. The Committee determined Mr. Eckstein’s achievement of 2.34% shrinkage relative to a target of 2.35% warranted a payout of 105%, slightly above target for this individual objective. Similarly, his achievement of driving Deli/Food Service performance resulted in an 80% payout, between threshold and target for this individual objective.

The following table summarizes the metric weightings, performance objectives, performance targets, achievement levels and bonus payouts for each of our NEOs under the AIP in fiscal 2009:

Name	Target Bonus As % of Salary	Target Bonus	Performance Objectives		Target Performance ($000)	Achievement As % of Target	Bonus Payout
			Metric	Weighting
Peter L. Lynch	100%	$1,312,500	Adjusted EBITDA	50%	$135.0	150%	$984,375
			Sales	30%	$7,465.0	0%	$0
			Enterprise Leadership	20%	(1)	150%	$393,750

							$1,378,125
Bennett L. Nussbaum	80%	$466,560	Adjusted EBITDA	50%	$135.0	150%	$349,920
			Sales	30%	$7,465.0	0%	$0
			Cash/Borrowings	10%	$0.0	150%	$69,984
			Expense Reduction	10%	$15.0	150%	$69,984

							$489,888
Dan Portnoy	80%	$440,000	Adjusted EBITDA	50%	$135.0	150%	$330,000
			Sales	30%	$7,465.0	0%	$0
			Gross Margin Rate	10%	27.7%	150%	$66,000
			Private Label	10%	21.2%	150%	$66,000

							$462,000
Larry B. Appel	80%	$409,023	Adjusted EBITDA	50%	$135.0	150%	$306,767
			Sales	30%	$7,465.0	0%	$0
			HR Leadership	20%	(1)	150%	$122,707

							$429,474
Frank O. Eckstein	80%	$327,920	Adjusted EBITDA	50%	$135.0	150%	$245,940
			Sales	30%	$7,465.0	0%	$0
			Shrink% of Sales	10%	2.35%	105%	$34,432
			Deli/Food Service Managers	10%	(1)	80%	$26,234

							$306,605

(1)	The results for these components are determined by the Committee and Board of Directors at their discretion. The target performance is not reduced to a numerical value.

Fiscal 2010 AIP    The fiscal 2010 AIP, similar to the fiscal 2009 AIP, continues to weigh performance criteria based on 50% Adjusted EBITDA, 30% sales and 20% individual performance measures. The sales measure in fiscal 2010 will reflect an identical store sales increase. The achievement of individual performance measures will be determined based on an assessment of overall performance rather than performance under one or two criteria. This assessment will be made at the discretion of the Committee for the NEOs other than the CEO and CFO; the Committee will recommend payouts for the CEO and CFO for approval by the Board.

Long-Term Equity Incentives

Fiscal 2009 Program    Our LTI program is designed to align the incentives of our executives with the interests of our shareholders and provide competitive long-term incentive opportunity to ensure continued attraction and retention of executives.

We did not make a broad-based LTI grant in fiscal 2008. The initial post-bankruptcy grant to our NEOs made during fiscal 2007 was valued at 1.75 times an annual grant and was intended by the Committee to cover both fiscal 2007 and fiscal 2008.

In September 2008 annual grants were made to eligible associates. The LTI grants consisted of 40% stock options and 60% RSUs (split 40% as performance restricted stock units and 60% as time restricted stock units.) Stock options and time restricted stock units vest ratably over four years. Performance restricted stock units vest to the extent that our sales per square foot performance goal is achieved.

The Committee believes strongly that performance measures are key to our stock awards and will focus participants on the financial achievements of the Company and stock price.

All LTI grants are made pursuant to our 2007 Plan. Under the 2007 Plan, stock options have a seven-year term. However, all grants vest immediately following a change in control, as defined in the 2007 Plan. The exercise price of each stock option equals the closing price of our stock on NASDAQ on the date of grant.

The Grants of Plan-Based Awards for Fiscal 2009 table later in this proxy statement shows stock option and RSU grants made to our NEOs in fiscal 2009.

Perquisites

We offer perquisite lump sum allowances to executives based on their position in our Company. The allowance is intended to provide executives with opportunities for services considered to be perquisites, while maintaining reasonable limits on the extent perquisites comprise executive compensation. The primary purpose of this program is to ensure that our pay levels and programs are competitive with the market so we continue to attract and retain the talent we need to be successful. The perquisite program comprises a relatively small part of the overall executive compensation package. The annual cash perquisite allowance paid to Mr. Lynch in fiscal 2009 was $45,000. We provided an annual allowance in fiscal 2009 of $25,000 to our senior vice presidents, including the other NEOs. In addition, the NEOs were provided an additional $5,000 perquisite allowance upon completion of an executive physical.

Mr. Lynch’s pre-emergence employment agreement provides that he is permitted to utilize company-chartered aircraft for reasonable personal travel. In March 2007, the Board of Directors approved a policy governing Mr. Lynch’s personal use of company-chartered aircraft, which was overseen in fiscal 2009 by the Nominating and Corporate Governance Committee.

Non-qualified Deferred Compensation Plan

We do not maintain any deferred compensation plans for our NEOs other than the deferred compensation plan provided for in Mr. Lynch’s employment agreement. That plan provided for a one-time grant of deferred compensation units at the time of the initial, post-bankruptcy LTI grant to Mr. Lynch. The deferred compensation award value for Mr. Lynch is included in the Fiscal 2009 Non-qualified Deferred Compensation table later in this proxy statement. No further grants under the plan are anticipated.

Health and Welfare Benefits

We provide customary health and welfare benefits to our associates so that our overall compensation package is competitive. We offer medical, vision, and disability insurance plans, in which NEOs can participate on the same basis as all other associates. We also provide life insurance for our salaried /full-time associates in an amount equal to one times annual salary, which is provided on the same basis to our NEOs.

Employee Stock Purchase Plan

Effective January 1, 2009, we implemented an Employee Stock Purchase Plan (“ESPP”) that gives associates the opportunity to purchase shares of Company stock at a discounted price. All associates are eligible to participate as of their first day of employment and may contribute through after-tax payroll deductions of 1% to 15%. We feel strongly that the ESPP gives our associates the ability to align with our shareholders by sharing in the growth of our stock price. All NEOs are eligible to participate in this program on the same basis as all of our other associates.

Severance Plans

Effective January 31, 2008, the Company adopted an Executive Severance Plan for our NEOs other than Mr. Lynch, as well as other key associates. The Plan provides for both basic and change-in-control severance benefits. A severance arrangement for Mr. Lynch is included in his employment agreement that was approved by the bankruptcy court and the Compensation Committee that was in place prior to our emergence from Chapter 11. The details of the Executive Severance Plan and Mr. Lynch’s severance arrangement are provided under the Potential Payments Upon Termination section later in this proxy statement.

STOCK GRANT PRACTICES

Our stock grant policy is as follows:

•	The Committee will not delegate its authority to make grants; all awards are made through a Committee action.

•	The exercise price of all stock options is the closing price of our common stock on NASDAQ on the date of the Committee action authorizing the grant.

•

All annual or regularly occurring grants of stock options will be made on the first day that a trading window is open under our Insider Trading Policy (or the first subsequent date that the Committee is able to meet) or the date of a regularly scheduled, in-person Committee meeting.

•	Awards of restricted stock or RSUs made in conjunction with stock option grants are made on the same date as the option grants.

•

Non-recurring stock grants, such as new hires or promotions, are made on the earlier of the next regularly scheduled Committee meeting or the time of the next annual or regularly recurring LTI grant, except that, at the discretion of the Committee, grants upon hiring of an executive officer may be made on or as soon as possible after the initial date of employment.

•

The Committee has approved individual dollar award values which are then converted to an actual number of shares and/or stock options based on the closing price of our common stock on NASDAQ on the date of grant.

STOCK OWNERSHIP GUIDELINES

On March 15, 2007, the Board of Directors approved a stock ownership policy for the CEO, senior vice presidents, group vice presidents, and non-employee directors to encourage significant share ownership and further align the personal interests of our Board members and executives with shareholders.

The stock ownership guidelines for non-employee directors were increased in fiscal 2008 from four times to six times their annual cash retainer in recognition of the increase in equity compensation for non-employee directors in fiscal 2008 from $70,000 to $105,000 in RSUs. Each non-employee director is now required to hold Company shares valued at six times his or her annual cash retainer.

Each covered individual is required to own a multiple between two and six times (depending on the individual’s position) his or her individual base salary (or in the case of non-employee directors, annual cash retainer) as follows:

Position	Threshold Stock Ownership Level	Percent of Net Shares Required to be Held Until Threshold is Achieved
Board of Directors	6x Cash Retainer	100%
CEO	5x Base Salary	50%
SVP	3x Base Salary	50%
GVP	2x Base Salary	50%

All shares owned outright, as well as all unvested RSUs, count toward this goal; stock options, vested and unvested, do not. Until these threshold ownership levels are achieved, executives must retain 50% of “net shares” received from LTI grants and non-employee directors must hold 100% of “net shares” received from awards. “Net shares” are defined as the shares remaining following vesting (for RSUs) or exercise (for stock options) after shares are sold by the executive to satisfy related tax liabilities.

All NEOs and Board members are in compliance with the guidelines.

MANAGEMENT ROLES AND RESPONSIBILITIES IN THE COMPENSATION PROGRAM

Our Human Resources function is responsible for the ongoing, day-to-day management of our executive compensation programs. The Senior Vice President, Human Resources & Legal, General Counsel serves as the primary management liaison to the Committee and makes compensation program and policy proposals to the Committee at the request of the Committee and at the request of the CEO and management team. In addition, our CEO periodically makes recommendations to the Committee regarding individual pay decisions, such as base salary increases and recommended bonus payouts for executive officers other than himself.

The CEO, Senior Vice President, Human Resources & Legal, General Counsel, and Vice President, Total Rewards, regularly participate in Committee meetings and are involved in the preparation and presentation of meeting materials. On decisions directly affecting the pay of these individuals, matters are discussed further in executive sessions of the Committee, without management members present.

COMPENSATION RECOVERY POLICY

In May 2009, we adopted a compensation recovery policy, sometimes referred to as a “clawback” policy. This policy provides that, following a restatement of our financial results, the Committee will have the discretion to review all performance-based incentive compensation received by senior executive officers, including our NEOs, during the 24 months prior to such restatement. The Committee, in its sole discretion, will determine whether recovery of the portion of any performance-based incentive compensation paid to a senior executive officer within such 24-month period that would not have been paid had there been no restatement of the financials is appropriate under the particular facts and circumstances.

IMPACT OF INTERNAL REVENUE CODE SECTION 162(m)

Section 162(m) of the Code generally entitles public companies to a federal tax deduction on compensation over $1 million paid to NEOs based on certain performance-based conditions being met. Based on our current financial situation, 162(m) has not been a key factor in determining compensation design. The Committee will consider the implications of Section 162(m) of the Code in the future and may determine circumstances in which the Committee decides that it is in the best interest of shareholders to structure certain forms of compensation that will not be fully deductible under Section  162(m) of the Code.

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on these discussions and a complete review of this analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Yvonne R. Jackson, Chair

James P. Olson

Terry Peets

Richard E. Rivera

Fiscal 2009 Summary Compensation Table

The following table sets forth information concerning the compensation paid to our NEOs for the fiscal years ended June 24, 2009, June 25, 2008, and June 27, 2007.

Name and Principal Position	Fiscal Year (1)	Salary ($)	Bonus ($)(2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($)
Peter L. Lynch	2009	1,296,875	—	1,854,012	1,176,564	1,378,125	203,549	5,909,125
Chairman & Chief Executive Officer	2008	1,250,000	—	1,649,455	1,036,636	1,344,875	316,411	5,597,377
	2007	1,114,773	2,000,000	851,916	535,406	1,377,750	662,695	6,542,540

Bennett L. Nussbaum	2009	577,453	—	319,111	696,906	489,888	31,975	2,115,333
Senior Vice President, Chief Financial Officer	2008	552,658	—	210,815	622,827	537,190	27,600	1,951,090
	2007	520,000	125,000	72,395	120,414	548,126	68,211	1,454,146

Dan Portnoy	2009	543,750	—	357,388	289,013	462,000	30,702	1,682,853
Senior Vice President, Chief Merchandising & Marketing Officer	2008	505,114	25,000	236,090	203,715	460,587	113,073	1,543,579

Larry B. Appel	2009	506,733	—	240,836	520,292	429,474	25,000	1,722,335
Senior Vice President, Human Resources & Legal, General Counsel	2008 2007	468,900 433,333	— 100,000	156,606 53,780	462,675 89,451	396,748 483,795	25,000 25,000	1,509,929 1,185,359

Frank O. Eckstein	2009	406,144	—	180,629	397,058	306,605	30,000	1,320,436
Senior Vice President, Retail Operations	2008	389,906	—	120,465	355,903	329,684	25,000	1,220,958
	2007	366,667	—	41,368	68,808	300,000	25,000	801,843

(1)	Fiscal 2009 is the period from June 26, 2008 to June 24, 2009. Fiscal 2008 is the period from June 28, 2007 to June 25, 2008. Fiscal 2007 is the period from June 29, 2006 to June 27, 2007.
(2)	For fiscal 2008 reflects a sign-on bonus to Mr. Portnoy. For fiscal 2007 reflects a bonus paid upon emergence from Chapter 11 for Mr. Lynch and Key Employee Retention Plan (KERP) payments to Messrs. Nussbaum and Appel. For a description of these bonus payments, see the CD&A included in the 2007 proxy statement.
(3)	The value reported for each executive is the cost recognized in our financial statements in the applicable fiscal year for RSU awards granted to each executive calculated in accordance with FAS 123R. Pursuant to SEC rules, these values do not account for the probability of forfeiture. Assumptions used to value these awards are included in Note 12 to our consolidated financial statements for fiscal 2009 included in our Form 10-K. During fiscal 2007, we recognized costs in our consolidated financial statements for all unvested stock awards that were outstanding prior to filing for Chapter 11 in the following amounts: Mr. Lynch - $8,328,462; Mr. Nussbaum - $12,561; and Mr. Appel - $59,300. These costs were recognized in the financial statements in accordance with FAS 123R even though the stock awards were cancelled on emergence from Chapter 11, as generally accepted accounting principles (“GAAP”) require expensing of all unvested equity awards in these circumstances. Because the NEOs did not receive any monetary benefits or value for the awards, the FAS 123R expense for the cancelled awards is not included in the table.
(4)	The value reported for each executive is the cost recognized in our financial statements in the applicable fiscal year for stock options granted to each executive calculated in accordance with FAS 123R. Pursuant to SEC rules, these values do not account for the probability of forfeiture. Assumptions used to value these awards are included in Note 12 to our consolidated financial statements for fiscal 2009 included in our Form 10-K. During fiscal 2007, we recognized costs in our consolidated financial statements for all unvested option awards that were outstanding prior to filing for Chapter 11 in the following amounts: Mr. Lynch - $548,303; Mr. Nussbaum - $415,043; and Mr. Appel - $62,010. These costs were recognized in the financial statements in accordance with FAS 123R even though the option awards were cancelled on emergence from Chapter 11, as GAAP requires expensing of all unvested equity awards in these circumstances. Because the named executive officers did not receive any monetary benefits or value for the awards, the FAS 123R expense for the cancelled awards is not included in the table.
(5)	Reflects amounts earned under the AIP for the fiscal year. For a description of the 2009 AIP, see the CD&A. For a description of the 2007 and 2008 AIP, see the CD&A included in the respective proxy statements.

(6)	For fiscal 2009 reflects the following items for the named executive officers:

Name	Perquisite Allowance Payment ($)(a)	Executive Physical ($)(a)	Personal Use of Company Aircraft ($)(b)	Car Allowance ($)(c)	Relocation Allowance ($)(d)	All Other Compensation Total ($)
Peter L. Lynch	45,000	5,000	153,549	—	—	203,549
Bennett L. Nussbaum	25,000	5,000	—	1,975	—	31,975
Dan Portnoy	25,000	5,000	—	—	702	30,702
Larry B. Appel	25,000	—	—	—	—	25,000
Frank O. Eckstein	25,000	5,000	—	—	—	30,000

(a)	A perquisite payment of up to $50,000 is provided to Mr. Lynch and up to $30,000 is provided to each other NEO. $5,000 of the perquisite payment to each individual is dependent upon completion of an Executive Physical.
(b)	Includes $153,549 attributable to personal use of chartered aircraft by Mr. Lynch. The amount is based on the actual cost charged to us for each personal chartered flight. The amount charged to us for each charter includes the cost of the use of the aircraft, fuel cost, crew travel expense, ground transportation, landing fees and other costs.
(c)	Lease value of car provided to Mr. Nussbaum.
(d)	Relocation allowance provided to Mr. Portnoy.

Grants of Plan-Based Awards for Fiscal 2009

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)	All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Target	(#)	(#)	($/Sh)	($)
Peter L. Lynch	—	656,250	1,312,500	1,968,750
	9/4/2008				29,018	43,528			1,019,997
	9/4/2008						158,936	14.06	697,729

Bennett L. Nussbaum	—	233,280	466,560	699,840
	9/4/2008				15,363	23,044			540,002
	9/4/2008						84,142	14.06	369,383

Dan Portnoy	—	220,000	440,000	660,000
	9/4/2008				15,363	23,044			540,002
	9/4/2008						84,142	14.06	369,383

Larry B. Appel	—	208,000	416,000	624,000
	9/4/2008				11,949	17,923			420,000
	9/4/2008						65,444	14.06	287,299

Frank O. Eckstein	—	163,960	327,920	491,880
	9/4/2008				8,535	12,802			299,998
	9/4/2008						46,746	14.06	205,215

(1)	Represents possible payouts under the AIP for fiscal 2009. The actual amount earned by each NEO is reflected in the Fiscal 2009 Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”
(2)	Represents RSUs awarded on September 4, 2008 under the 2007 Plan. 60% of the award is time-based and vests in four equal annual installments on September 4, 2009, September 4, 2010, September 4, 2011 and September 4, 2012. 40% of the award is performance-based and does not vest until a performance target is achieved. The performance-based award is forfeited if target is not achieved by 2012.
(3)	Represents stock options awarded on September 4, 2008, under the 2007 Plan. These awards vest in four equal annual installments on September 4, 2009, September 4, 2010, September 4, 2010, and September 4, 2011 and expire on September 4, 2015, the seventh anniversary of the grant date.

Outstanding Equity Awards At 2009 Fiscal Year End

		Option Awards					Stock Awards
		Option Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (1) ($)
Name			(#) Exercisable	(#) Unexercisable
Peter L. Lynch	(3)	12/21/2006	225,000	450,000	14.40	12/21/2013
	(3)						12/21/2006	270,000	3,501,900
	(4)	9/4/2008	—	158,936	14.06	9/4/2015
	(4)						9/4/2008	43,528	564,558	29,018	376,363

Bennett L. Nussbaum	(5)	2/22/2007	72,864	37,536	16.77	2/22/2014
	(5)						2/22/2007	12,869	166,911
	(6)	5/18/2007	72,864	37,536	29.98	5/18/2014
	(4)	9/4/2008	—	84,142	14.06	9/4/2015
	(4)						9/4/2008	23,044	298,881	15,363	199,258

Dan Portnoy	(7)	7/16/2007	20,525	41,051	30.45	7/16/2014
	(7)						7/16/2007	16,421	212,980
	(4)	9/4/2008	—	84,142	14.06	9/4/2015
	(4)						9/4/2008	23,044	298,881	15,363	199,258

Larry B. Appel	(5)	2/22/2007	54,128	27,884	16.77	2/22/2014
	(5)						2/22/2007	9,560	123,993
	(6)	5/18/2007	54,128	27,884	29.98	5/18/2014
	(4)	9/4/2008	—	65,444	14.06	9/4/2015
	(4)						9/4/2008	17,923	232,461	11,949	154,979

Frank O. Eckstein	(5)	2/22/2007	41,636	21,450	16.77	2/22/2014
	(5)						2/22/2007	7,353	95,368
	(6)	5/18/2007	41,636	21,450	29.98	5/18/2014
	(4)	9/4/2008	—	46,746	14.06	9/4/2015
	(4)						9/4/2008	12,802	166,042	8,535	110,699

(1)	Market value is based on a stock price of $12.97, which was the closing market price of our common stock on NASDAQ on June 24, 2009, the last day of fiscal 2009.
(2)	This column presents the number of shares of common stock that will be issued upon vesting of performance-based RSUs if the performance target is achieved.
(3)	The stock option and RSU awards granted on December 21, 2006 vest in three annual installments on June 30, 2008, June 30, 2009, and June 30, 2010. Option awards expire seven years from the date of grant.
(4)	The stock option award and 60% of the RSU award granted on September 4, 2009 will vest in four equal installments on September 4, 2009, September 4, 2010, September 4, 2011, and September 4, 2012. 40% of the RSU award vests upon achievement of a performance target and is forfeited if not achieved by 2012. Option awards expire seven years from the date of grant.
(5)	The stock option and RSU awards granted on February 22, 2007 vest in three annual installments on February 22, 2008, February 22, 2009, and February 22, 2010. Option awards expire seven years from the date of grant.
(6)	The stock option awards granted on May 18, 2007 vest in three annual installments on February 22, 2008, February 22, 2009, and February 22, 2010, and the option awards expire seven years from the date of grant.
(7)	The stock option and RSU awards granted on July 16, 2007 vest in three annual installments on July 16, 2008, July 16, 2009, and July 16, 2010, and the option awards expire seven years from the date of grant.

Option Exercises and Stock Vested in Fiscal 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Peter L. Lynch	—	—	135,000	2,162,700
Bennett L. Nussbaum	—	—	12,491	108,547
Dan Portnoy	—	—	8,210	157,714
Larry B. Appel	—	—	9,279	80,635
Frank O. Eckstein	—	—	7,138	62,029

(1)	Amounts are calculated using the market value of the shares on the vesting date.

Fiscal 2009 Non-Qualified Deferred Compensation

Peter L. Lynch.    A deferred compensation award was made in accordance with the terms of Mr. Lynch’s employment agreement, which was approved by the pre-emergence Compensation Committee and the bankruptcy court. On our initial distribution date of December 21, 2006, following our emergence from bankruptcy, we credited Mr. Lynch with a deferred compensation award valued at $357,750. This award consists of 675,000 deferred units (representing 1.25% of our shares on the initial distribution date) valued at $0.53 each. The unit value of $0.53 represents the difference between the closing per share price of our common stock on the initial distribution date as reported by NASDAQ ($14.40) and the per share price of our common stock on November 21, 2006 ($13.87).

Deferred units vest as Mr. Lynch exercises options that were granted to him on the initial distribution date. Deferred units vest on the same date that options are exercised and the number of deferred units vested equals the number of options exercised. Once vested, deferred units earn interest at a rate equal to the Citigroup prime rate as quoted in the Wall Street Journal on the day the options are exercised.

All vested deferred units and any accrued interest will be paid in cash on December 31, 2009, 2010, 2011, and 2012 with any remaining vested units and interest paid in cash on December 21, 2013, which is the seventh anniversary of the award grant.

Non-Qualified Deferred Compensation

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year End
Name	($)	($)	($)	($)	($)
Peter L. Lynch	—	—	—	—	357,750

Pursuant to Mr. Lynch’s employment agreement, no additional contributions will be made by the Company or Mr. Lynch. The value of the award may decrease to the extent the stock price is below $14.40 on the date all or any portion of the award vests and would be reduced to $0 if the stock price is below $13.87 on the date(s) that the entire award vests or is forfeited. The value of the award cannot increase above $357,750.

Other Named Executive Officers.    We do not provide a non-qualified deferred compensation plan to any of our other associates, including the NEOs.

EMPLOYMENT AGREEMENTS

Peter L. Lynch.    Effective October 23, 2006, we entered into an employment agreement with Mr. Lynch which was approved by our pre-emergence Compensation Committee and the bankruptcy court. The term of the agreement commenced upon our emergence from bankruptcy and continues through fiscal 2010. Starting July 1, 2010, the agreement automatically renews for successive one-year terms unless Mr. Lynch or the Company, as the case may be, provides to the other notice of an intent not to renew the term of the agreement at least 120 days prior to the end of the then current term. Under the agreement, Mr. Lynch’s initial annual base salary was $1,250,000. The terms of the contract state that his base salary shall be reviewed by the Board from time to time and may be increased based on Mr. Lynch’s performance. In fiscal 2009, the Board approved a base salary increase of 5%, moving his annual base salary to $1,312,500. He is also eligible to receive a bonus upon the achievement of certain performance objectives equal to 100% of his annual base salary, subject to adjustment by the Committee from time to time.

Under the terms of the agreement, on December 21, 2006, Mr. Lynch received 405,000 RSUs and 675,000 stock options at an exercise price of $14.40. The options and RSUs vest in equal annual installments on June 30 of 2008, 2009 and 2010, subject to Mr. Lynch’s continued employment on each vesting date. Upon a change in control, the options and RSUs will vest in full.

In addition to the annual bonus opportunity described above, the agreement provided for a one-time bonus of $2,000,000 payable following the date the Company emerged from bankruptcy. This bonus was established to encourage retention of Mr. Lynch while motivating him toward our successful emergence from bankruptcy.

During the term of the agreement, Mr. Lynch is entitled to participate in all pension and welfare benefits provided to our senior executives generally from time to time, as well as medical, dental, life insurance and disability benefits.

For a description of the severance arrangements with Mr. Lynch, see Potential Payments Upon Termination.

Other Named Executive Officers.    We do not have employment agreements with any of our other NEOs.

POTENTIAL PAYMENTS UPON TERMINATION

2007 Plan.    Our 2007 Plan provides that all unvested stock options and RSUs vest in the event of a change in control. Change in control is defined as any of the following:

•	any person becomes the beneficial owner, directly or indirectly, of securities representing 51% or more of the combined voting power of our then outstanding securities;

•

the individuals who, on the effective date of the change in control, constituted the Board of Directors, and any new director whose appointment or election by the Board or nomination for election by our shareholders was approved or recommended by a vote of at least 51% of the directors then still in office who either were directors on the effective date or whose appointment, election or nomination for election was previously approved or recommended cease, for any reason, to constitute a majority of the number of directors then serving;

•	we are merged or consolidated with another corporation; or

•	our shareholders approve a plan of liquidation or dissolution, or we sell or dispose of all or substantially all of our assets.

The following table reflects the incremental value that each of our NEOs would have received due to the acceleration of equity awards outstanding under the 2007 Plan if a change in control had occurred on June 24, 2009.

Name	Value of Unvested Options ($)(1)	Value of Unvested RSUs ($)(1)	Total ($)
Peter L. Lynch	—	4,442,822	4,442,822
Bennett L. Nussbaum	—	665,050	665,050
Dan Portnoy	—	711,119	711,119
Larry B. Appel	—	511,433	511,433
Frank O. Eckstein	—	372,109	372,109

(1)	Values for stock option and RSU grants are based on the NASDAQ closing price of our common stock of $12.97 on June 24, 2009.

Severance Arrangements for Mr. Lynch.    In the event that Mr. Lynch’s employment is terminated by us without cause (as defined below), he resigns for good reason (as defined below) or we provide him with notice of our intention not to renew the term of his employment agreement, Mr. Lynch is entitled to receive:

•	his then current base salary and target bonus throughout the non-compete period (as defined below), paid monthly over the period;

•	a pro-rata annual incentive bonus for the year in which termination occurs based on our actual performance for such year; and

•	continuation of benefits during the non-compete period.

Cause is defined as a termination of Mr. Lynch based upon any of the following:

•	he has been convicted of (or pleads guilty or no contest to) a felony involving theft or moral turpitude;

•	he has engaged in conduct that constitutes gross misconduct in the performance of his duties;

•	he materially breaches the terms of the agreement and the breach is not fully cured within ten business days after we provide him with written notice; or

•

he materially breaches a written Company policy that is determined by the Board in good faith to be material to us, and the breach is not fully cured within ten business days after we provide him with written notice.

Good reason is defined as the following events that are taken by us without Mr. Lynch’s consent:

•	a reduction of his base salary or bonus opportunity, other than in connection with any across-the-board reduction of base salaries or target bonus opportunities of all senior executives;

•	a failure to nominate him for election as Chairman of the Board;

•	a failure to appoint him as Chairman during the period he serves on the Board;

•	the failure of the acquirer of all or substantially all of the assets of our Company to assume the agreement if we are to be liquidated within a reasonable period of time following the acquisition;

•	a material diminution in his duties or responsibilities; or

•	our decision not to renew the original term of the agreement or any renewal term.

The non-compete period is defined as the full and fractional years equal in number to one plus the remaining portion of our fiscal year at the time of his termination of employment.

In the event that Mr. Lynch’s employment is terminated due to his death or disability, he is entitled to receive a pro-rata portion of the annual incentive bonus that he would otherwise have received for the year of termination.

The following table reflects the amounts that Mr. Lynch would have received under each termination scenario as if the event had occurred on June 24, 2009, in accordance with his employment agreement.

	Death or Disability ($)(1)	Retirement ($)	Termination for Cause ($)(2)	Termination by Employee without Good Reason ($)(2)	Termination by Company without Cause or For Good Reason by Employee ($)(1)	Termination by Company without Cause or For Good Reason by Employee Two Years Following a Change in Control ($)(1)
Cash Severance Amount(3)	—	—	—	—	2,625,000	2,625,000
Accelerated Vesting of Stock Options(4)	—	—	—	—	—	—
Accelerated Vesting of RSUs(4)	—	—	—	—	4,442,822	4,442,822
Continuation of Benefits	—	—	—	—	7,956	7,956
Tax Gross Up(5)	—	—	—	—	—	—
TOTAL	—	—	—	—	7,075,778	7,075,778

(1)	Associate receives all accrued obligations to date including bonus prorated for portion of the year employed and paid based on actual company performance for the year.
(2)	Associate receives all accrued obligations to date excluding prorated bonus.
(3)	Includes base salary, target bonus throughout non-compete period and pro-rata annual incentive bonus.
(4)	Values for stock option and RSU grants are based on the NASDAQ closing price of our common stock of $12.97 on June 24, 2009.
(5)	With respect to the tax gross-up, we assumed an excise tax rate under 280G of the Internal Revenue Code of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate.

Executive Severance Plan.    In January 2008, the Board of Directors adopted a severance plan to help retain key associates, including our NEOs other than Mr. Lynch, and provide them with a measure of security so they can remain focused on helping to drive Company performance.

Basic Severance. Basic severance is payable when we terminate the employment of a NEO without cause (as defined below) outside a change-in-control period.

•	In the event basic severance becomes due, the NEO will receive a lump sum payment equal to six months of salary.

•

For each additional full week the NEO remains unemployed after six months, he or she will receive an additional week’s salary, up to a total of two years of salary. These additional payments will cease when the NEO secures an equivalent position with a new employer. In the event a lower paying position is secured, we are only obliged to pay the difference between the NEO’s weekly salary with us and the lesser weekly salary he or she is then earning.

•	In connection with basic severance, the NEO must execute a six month non-compete, two year non-disparagement, two year non-solicitation and five year nondisclosure agreement.

•

A NEO who is eligible for and elects COBRA shall have his or her monthly COBRA premiums for the cost of continuing the health and dental benefits he or she was enrolled in on date of severance or as subsequently modified under the health and dental plan change in election rules paid by us for either 24 months or through the date upon which the NEO accepts other employment or otherwise becomes ineligible to receive COBRA coverage, whichever occurs first.

•

For NEOs whose severance period exceeds 18 months, we will pay an amount equal to the aforementioned monthly COBRA premium, grossed up for tax purposes, to the NEO directly for up to an additional six months (for a total of up to 24 months).

Cause is defined as a termination of a NEO based upon any of the following:

•	Continually failed to substantially perform, or been grossly negligent in the discharge of, his or her duties to us;

•	Committed or engaged in an act of theft, embezzlement or fraud;

•	Convicted of or plead guilty or nolo contendere to a felony or a misdemeanor with respect to which fraud or dishonesty is a material element;

•	Materially violated any material Company policy; or

•	Intentionally engaged in any other action or inaction that the plan administrator determines was not taken in good faith for our best interests.

The following table reflects the amounts that the NEOs would have received if the NEO was terminated without cause outside a change-in-control period on June 24, 2009.

	Cash Severance ($)		Benefit Continuation ($)		Total ($)
Name	Minimum	Maximum	Minimum	Maximum	Minimum	Maximum
Bennett L. Nussbaum	291,600	1,166,400	0	23,980	291,600	1,190,380
Dan Portnoy	275,000	1,100,000	0	23,980	275,000	1,123,980
Larry B. Appel	260,000	1,040,000	0	23,980	260,000	1,063,980
Frank O. Eckstein	204,950	819,800	0	18,537	204,950	838,337

Change-in-Control Severance. The definition of a change in control is the same as in the 2007 Plan described above. Change-in-control severance is payable when we terminate the employment of a NEO without cause (as previously defined above), or for good reason (as defined below) during a change-in-control period.

Good reason includes the following:

•	A material diminution in base compensation;

•	A material diminution in authority, duties, or responsibilities; or

•	A material change in the geographic location at which services are to be performed for the Company.

In the event change-in-control severance becomes due on or before December 31, 2009, the NEO will receive two years of salary and two times the target bonus under the AIP then in place.

In the event change-in-control severance becomes due on or after January 1, 2010, the NEO will receive six months of salary and one-half of the target bonus then in place. For each additional full week the NEO remains unemployed after six months, he or she will receive an additional week of salary and 1/52 nd of the target bonus, up to a total of two years of salary and two times the target bonus then in place. These additional payments will cease when the NEO secures an equivalent position with a new employer. In the event a lower paying position is secured, we are only obliged to pay the difference between the NEO’s weekly salary with us and the lesser weekly salary they are then earning.

Payments to the NEOs for change-in-control severance will be capped at 2.99 times the excise tax base, unless this cap reduces the payout by more than $50,000, in which case we will pay the full amount of the tax gross up.

In the event change-in-control severance becomes due, the NEO will receive a pro-rata share of the current year’s AIP bonus. If change-in-control severance is triggered after the fiscal year end, but before payment of the prior year’s AIP bonus, the NEO will receive the full prior year’s bonus earned at actual performance levels. The NEO will also receive a pro-rata payment of the current year’s AIP bonus at the target level.

In connection with the change-in-control severance, the NEO must execute a two year non-disparagement, two year non-solicitation and five year nondisclosure agreement.

The following table reflects the amounts that the NEOs would have received if a change in control occurred on June 24, 2009.

	Cash Severance ($)	Current Year Bonus ($)	Acceleration of Long-term Incentives ($)	Benefit Continuation ($)		Excise Tax Gross-Up ($)(1)	Total ($)
Name				Minimum	Maximum		Minimum	Maximum
Bennett L. Nussbaum	2,099,520	466,560	665,050	0	23,980	0	3,231,130	3,255,110
Dan Portnoy	1,980,000	440,000	711,119	0	23,980	0	3,131,119	3,155,099
Larry B. Appel	1,872,000	416,000	511,433	0	23,980	0	2,799,433	2,823,413
Frank O. Eckstein	1,475,640	327,920	372,109	0	18,537	0	2,175,669	2,194,206

(1)	With respect to the tax gross-up, we assumed an excise tax rate under 280G of the Internal Revenue Code of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate.

The Executive Severance Plan does not provide for any payout as a result of termination for cause or termination as a result of death, disability or retirement.

PROPOSAL 2—APPROVAL OF THE WINN-DIXIE STORES, INC. FISCAL 2010 EQUITY INCENTIVE PLAN

On September 10, 2009, the Board of Directors adopted and recommended that shareholders approve the 2010 Plan. The 2010 Plan permits the grant of options, stock appreciation rights, restricted stock, RSUs, performance awards, and other stock-based awards (collectively, “awards”). Awards may be denominated or paid in shares, cash or other property. Cash performance awards may be annual or long-term incentive awards.

Shareholder approval of the 2010 Plan is required by NASDAQ rules and is intended to permit the options, stock appreciation rights, and certain performance awards to qualify for deductibility under Section 162(m) of the Code. If we receive shareholder approval, the 2010 Plan will become effective on the date of the annual meeting. If we do not receive shareholder approval, the 2010 Plan will not go into effect.

Do you already have an equity incentive plan? If so, what will happen to that plan?

Yes. Since our emergence from Chapter 11, we have been granting equity awards under the 2007 Plan, which first became effective December 31, 2006. Except as described in the next paragraph, no further grants of awards will be made from the 2007 Plan if shareholders approve the 2010 Plan.

As described in “Proposal 3—Approval of the Stock Option Exchange Program for Associates Other Than Directors and Named Executive Officers”, we are asking shareholders to approve a one-time Stock Option Exchange Program that would allow us to cancel certain underwater options held by our associates that were granted under the 2007 Plan with exercise prices that are greater than or equal to $20.00 in exchange for the issuance of a lesser amount of options with lower exercise prices. The new options that would be granted in exchange for the underwater options would be granted under the 2007 Plan.

Can you provide a description of the 2010 Plan?

Yes. The following discussion summarizes the material terms of the 2010 Plan and is qualified in its entirety by reference to the full text of the 2010 Plan that is included as Appendix A to this proxy statement.

Purpose

The purpose of the 2010 Plan is to promote the interests of the Company and its subsidiaries and affiliates and shareholders by providing associates, non-employee directors, consultants and independent contractors with appropriate incentives and rewards to:

•	encourage employment or service to the Company;

•	acquire proprietary interest in the long-term success of the Company; and

•	reward performance in fulfilling responsibilities for long-range and annual achievements.

Administration

The 2010 Plan is administered by our Compensation Committee. The Committee may delegate to one or more of its members or to one or more executive officers the authority to grant awards other than awards to executive officers and non-employee directors.

Eligibility

Our associates, non-employee directors, consultants and independent contractors may be granted awards under the 2010 Plan. However, incentive stock options (as defined below) may only be granted to associates. As of September 4, 2009, there were approximately 50,000 associates, non-employee directors, consultants and independent contractors of the Company and its subsidiaries and affiliates who would be eligible to receive awards under the 2010 Plan. Under the existing 2007 Plan, a total of 244 persons held outstanding awards as of June 24, 2009, and we do not anticipate that granting practices will be expanded under the 2010 Plan.

Shares

The shares issuable pursuant to awards granted under the 2010 Plan will be shares of our common stock. The maximum number of shares that may be issued pursuant to awards granted under the 2010 Plan (the “total authorized shares”) is 6,100,000. The total authorized shares are subject to adjustment as described below.

Each share issued pursuant to a stock option will reduce the total authorized shares by one share. Each share issued pursuant to restricted stock, an RSU, a performance award or another stock-based award and each share delivered upon the exercise of a stock appreciation right (that is the net number delivered to the grantee) will reduce the total authorized shares by 1.52 shares.

If any shares subject to an award are forfeited, cancelled, exchanged or surrendered, or if an award terminates or expires or is settled in cash or otherwise without a distribution of shares to the grantee, the applicable number of shares that would have been counted against the total authorized shares under the 2010 Plan will again be available for awards. In addition, for awards other than options, if we withhold shares underlying such award to pay for mandatory tax withholding obligations upon the exercise, vesting or settlement of the award, the number of shares withheld will again become available for awards under the 2010 Plan.

For reference purposes, the following table summarizes information regarding outstanding equity awards issued pursuant to the 2007 Plan:

Outstanding full value awards as of September 4, 2009 (1)	1.1 million
Shares available for future awards under the 2007 Plan (2)	None

	Pre-exchange offer	Post-exchange offer
Outstanding stock options	3.6 million	3.1 million
Weighted average exercise price of options outstanding	$18.90/share	$14.95/share
Weighted average remaining term of options outstanding	5.6 years	5.3 years

(1)	Consists solely of RSUs.
(2)	Assumes shareholders approve Proposal 2 and Proposal 3.

Based on the awards outstanding at September 4, 2009 under the 2007 Plan, if the 2010 Plan is approved, and assuming approval of the Stock Option Exchange Program and completion of the program with maximum participation based on the terms and assumptions described in “Proposal 3—Approval of the Stock Option Exchange Program for Associates Other Than Directors and Named Executive Officers”, an estimated 10.3 million shares would be subject to outstanding equity awards and available for new awards under all Company equity plans. Of these 10.3 million shares, 4.2 million shares would be subject to outstanding awards under the 2007 Plan (and the remaining shares available under the 2007 Plan would be cancelled) and 6.1 million shares would be available for new awards under the 2010 Plan. The 4.2 million shares would consist of 1.1 million full value shares and 3.1 million stock options. If the 2010 Plan is approved, but the Stock Option Exchange Program does not go forward (or goes forward but no options are exchanged under it), an estimated 10.8 million shares would be subject to outstanding equity awards and available for new awards under all Company equity plans. Of these 10.8 million shares, 4.7 million shares would be subject to outstanding awards under the 2007 Plan and 6.1 million shares would be available for new awards under the 2010 Plan. The 4.7 million shares would consist of 1.1 million full value shares and 3.6 million stock options.

At September 4, 2009, the closing price per share of our Common Stock on NASDAQ was $13.59.

Types of Awards

The Committee is authorized to grant the following types of awards. Unless otherwise determined by the Committee, each award is evidenced by an award agreement containing the terms and conditions applicable to the award granted.

•

Options.    The Committee may grant either incentive stock options (“ISOs”), which are intended to qualify for special tax treatment under Code Section 422, or non-qualified stock options (“NQSOs”). Each option entitles the holder to purchase a number of shares of our common stock at a set exercise price, as specified in the award agreement. The exercise price for an option is determined by the Committee, but in no event will the exercise price be less than the fair market value of our common stock on the date of grant. Options are exercisable over an exercise period determined by the Committee, which will not exceed seven years from the date of grant.

•

Stock Appreciation Rights.    The Committee may issue stock appreciation rights (“SARs”) either independently or in tandem with an option. A SAR entitles the holder to the right to be paid an amount measured by the appreciation in fair market value of our common stock from the date of grant to the date of the exercise of the right. Payment of a SAR may be made in cash, our common stock, or property, as determined at the discretion of the Committee. SARs are exercisable over an exercise period determined by the Committee, which will not exceed seven years from the date of grant. The grant price of a SAR (used in calculating appreciation at exercise) will be no less than the fair market value of a share of our common stock on the date of grant.

•

Restricted Stock.    Restricted stock is an award of shares that may be subject to certain restrictions, such as on transferability, and a risk of forfeiture in the event of certain types of termination of the grantee’s employment. Generally, the holder of restricted stock is entitled to the same rights as a shareholder, including the right to vote the restricted stock and the right to receive dividends.

•

RSU.    An RSU entitles the holder to the right to receive shares or cash at the end of a deferral period, and may be conditioned upon satisfying specified vesting requirements and/or performance criteria. The Committee may impose restrictions or conditions as to the vesting of an RSU, which may include the achievement of performance goals as set by the Committee or a risk of forfeiture in the event of certain types of termination of the grantee’s employment. Upon the vesting of an RSU, the grantee will become entitled to receive a number of shares of common stock equal to the number of vested RSUs. Shares generally will be delivered within 30 days of the date of vesting, unless the RSUs terms provide for a deferred delivery date or delivery is otherwise delayed under Section 409A of the Code.

•

Performance Awards.    A performance award (“PA”) is a right or other interest granted to an individual that may be denominated in cash or shares and payable in shares, cash or in a combination of both. PAs are granted with value and payment contingent upon the achievement of performance goals relating to periods of performance specified by the Committee. Terms and conditions of a PA are determined by the Committee.

•

Other Stock-Based Awards.    The Committee may grant awards in the form of other stock-based awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, our common stock. The terms and conditions of any other stock-based awards are determined by the Committee.

Performance Goals

Performance goals are pre-established by the Committee, in its sole discretion, based on one or more of the following criteria: sales growth, sales per square foot, earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization), operating income, pre- or after-tax income, cash flow (before or after dividends), earnings per share, return on equity, return on capital (including return on total capital or return on invested capital), cash flow return on investment, return on assets, market share or penetration, business expansion, share price performance, total shareholder return, improvement in or attainment of expense levels or expense ratios, associate and/or customer satisfaction, customer retention, and any combination of, or a specified increase in, any of the foregoing. Performance goals may be based upon the attainment of specified levels of performance by the Company, or a business unit, division, subsidiary, or business segment of the Company. In addition, performance goals may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other entities.

Measurement of performance relative to performance goals generally will exclude the impact of losses or charges in connection with restructurings or discontinued operations. In addition, the Committee, in its sole discretion, will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or any subsidiary or the financial statements of the Company or any subsidiary in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles or practices, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, subject to applicable limitations under Section 162(m) of the Code to ensure the performance awards are fully tax deductible by the Company.

Minimum Vesting Requirements for Certain Awards

Restricted stock, RSUs, performance awards, and other stock-based awards are subject to minimum vesting requirements. These awards will be subject to service-based vesting that is no faster than one-third of the award per year, except that awards may vest upon meeting performance goals over a performance period of at least one year. The Committee has the authority to accelerate the vesting of these awards only in the case of a grantee’s death, disability or retirement or change in control of the Company. In addition, the Committee retains the flexibility to grant such awards for up to 10% of the total authorized shares under the 2010 Plan with vesting terms less stringent than otherwise required under the minimum vesting requirements.

Per-Person Limitations

The 2010 Plan limits the number of share-denominated awards that may be granted to any one participant in any fiscal year to three million. The 2010 Plan limits the amount that a grantee may earn with respect to performance awards denominated or payable in cash for performance in any one fiscal year to $5 million. This cash limit is cumulative in cases in which a performance period spans more than one fiscal year, but the limit applies to the maximum amount that may be potentially earned through performance for all performance awards outstanding in a given fiscal year. For this purpose, an amount is earned in the fiscal year in which the performance measurement period ends, even if the award remains subject to further service-based vesting or deferral of settlement.

Adjustment to Shares

In the event that any dividend or other distribution, recapitalization, common stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event, affects our common stock such that an adjustment is appropriate to prevent dilution or enlargement of the rights of award grantees, the Committee will make equitable changes or adjustments to outstanding awards to prevent such dilution or enlargement of rights and adjustments to the number of shares reserved under the 2010 Plan and the per-person limits relating to shares. The changes may include the number and kind of shares of common stock or other property, the exercise price, grant price or purchase price and terms relating to performance goals (such as share price targets).

Change-in-Control Provisions

Generally in the event of a change in control:

•	all awards become fully vested and exercisable;

•	any restrictions, payment conditions and forfeiture conditions will lapse; and

•	any performance conditions will be deemed to be achieved at the target level (or at the full performance level if the performance goal does not designate a target and above-target performance level).

The Committee can vary these vesting terms in the award agreement issued at the time of grant of an award.

If a change in control occurs in which holders of our common stock are paid solely in cash, the award generally will provide for payment of cash in lieu of shares.

Non-transferability

Awards granted generally are not transferable except by will or the laws of descent and distribution and are only exercisable during the lifetime of the recipient of the award or the recipient’s guardian or legal representative. The Committee can permit transfers of certain awards for estate planning purposes, but transfers to third parties for value are not permitted.

Compensation Recovery

The awards granted under the 2010 Plan to senior executives are subject to our Compensation Recovery Policy, which is described in the “Compensation Discussion and Analysis” section of this proxy statement.

Amendment and Termination

Our Board may alter, amend, suspend or terminate the 2010 Plan in whole or in part. Shareholder approval would be required for an amendment materially increasing the shares reserved for the 2010 Plan, materially expanding eligibility, or materially increasing benefits to participants. Shareholder approval also is required for any 2010 Plan amendment or other action that would constitute a repricing of outstanding options or SARs. However, not all amendments that would have the effect of increasing the cost of the 2010 Plan or increasing the value of outstanding awards would require shareholder approval. No amendment or termination of the 2010 Plan may materially adversely affect the rights of the holder of any award previously granted without the holder’s consent. Unless earlier terminated by the Board, the 2010 Plan will expire on the tenth anniversary of its effective date.

Estimate of Benefits to Executive Officers and Directors

Because the awards that will be made to the executive officers and directors pursuant to the 2010 Plan are within the discretion of the Committee, it is not possible to determine the benefits that will be received by executive officers and directors if the 2010 Plan is approved by the shareholders.

Federal Income Tax Consequences

The following is a brief, general summary of certain federal income tax consequences applicable to awards based on current federal income tax laws, regulations (including proposed regulations), and judicial and administrative interpretations. Federal income tax laws and regulations are amended frequently, and such amendments may or may not be retroactive. Individual circumstances may vary these results. Further, associates and other award recipients may be subject to taxes other than federal income taxes, such as federal employment taxes, state and local income taxes and estate or inheritance taxes. This summary is intended for the information of shareholders in connection with the proposal to approve the 2010 Plan and not as tax advice to plan participants.

NQSOs.    An individual is not subject to any federal income tax upon the grant of an NQSO. Upon exercise of an NQSO, however, he or she generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares transferred to him or her over the exercise price for the shares, with such fair market value generally determined on the date the shares are transferred pursuant to the exercise. If shares acquired upon exercise of an NQSO are later sold by the individual, then the difference between the sales price and the fair market value of the shares on the date that ordinary income previously was recognized on the shares generally will be taxable as long-term or short-term capital gain or loss (depending upon whether the shares have been held for more than one year). We normally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the individual in the year the income is recognized.

ISOs.    An associate is not subject to any federal income tax upon the grant of an ISO. In addition, normally he or she will not recognize income for federal income tax purposes as the result of the exercise of an ISO and the related transfer of shares of our common stock to him or her. However, the excess of the fair market value of the shares transferred upon exercise of the ISO over the exercise price will constitute an adjustment to income for purposes of calculating alternative minimum tax for the year in which the ISO is exercised, and an associate’s federal income tax liability may be increased as a result under the alternative minimum tax rules of the Code.

If an associate holds the shares acquired upon exercise of an ISO for at least two years following grant of the option and at least one year following exercise, he or she generally will recognize long-term capital gain or loss upon the disposition of the shares equal to the difference between the amount realized on the disposition and the exercise price for the shares. If an associate disposes of shares acquired upon exercise of an ISO before satisfying the one- and two-year holding periods described above, he or she may recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income generally will be the lesser of (i) the amount realized on disposition less the exercise price for the shares, and (ii) the amount by which the fair market value of the shares transferred to the associate upon exercise exceeded the exercise price for the shares. The balance, if any, of the gain recognized on the disposition will be taxable as long-term or short-term capital gain (depending upon whether the shares have been held for more than one year).

We generally are not entitled to any federal income tax deduction on the grant or the exercise of an ISO or upon an associate’s disposition of the shares acquired after satisfying the holding periods described above. If the holding periods are not satisfied, we may be entitled to a federal income tax deduction in the year the shares are disposed of in an amount equal to any ordinary income recognized by an associate.

Stock Appreciation Rights.    An associate or other individual will recognize ordinary income for federal income tax purposes upon the exercise of an SAR for cash, our common stock, property, or a combination thereof, and the amount of income that the associate or other individual will recognize will equal the amount of cash and the fair market value of our common stock or other property that he or she receives as a result of the exercise. We generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the associate or other individual in the same taxable year in which the income is recognized.

Restricted Stock.    An associate or other individual is not subject to any federal income tax upon the grant of restricted stock, nor does the grant of restricted stock result in an income tax deduction for us, unless generally the restrictions on the stock do not present a substantial risk of forfeiture under Section 83 of the Code. In the year that the restricted stock is no longer subject to a substantial risk of forfeiture, the associate or other individual will recognize ordinary income in an amount equal to the fair market value of the shares of our common stock transferred to him or her, generally determined on the date the restricted stock is no longer subject to a substantial risk of forfeiture. If the restricted stock is forfeited, the associate or other individual will recognize no income. An associate or other individual may elect under Section 83(b) of the Code to recognize the fair market value of our common stock as ordinary income at the time of grant of the restricted stock. If the associate or individual so elects, (i) he or she will not otherwise be taxed in the year that the restricted stock is no longer subject to a substantial risk of forfeiture, and (ii) if the restricted stock is subsequently forfeited, he or she will be allowed no deduction for the forfeiture.

We generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the associate or other individual when such ordinary income is recognized by him or her, subject in certain cases to a $1 million annual deduction limitation under Section 162(m) of the Code with respect to certain officers.

RSUs.    An associate or other individual generally is not subject to any federal income tax upon the grant of an RSU, nor does the grant of an RSU result in an income tax deduction for us. In the year that the RSU is paid in shares of our common stock, the associate or other individual generally will recognize ordinary income in an amount equal to the fair market value of the shares of our common stock paid under the RSU, determined at the time of payment. If the RSU is forfeited, the associate or other individual will recognize no gain.

We normally will be entitled to a deduction at the time when, and in the amount that, the associate or other individual recognizes ordinary income, subject in certain cases to a $1 million annual deduction limitation under Section 162(m) of the Code with respect to certain officers.

Performance Awards.    An associate or other individual generally will not be subject to any federal income tax upon the grant of a PA. In the year that the PA is paid in shares of cash or our common stock, the associate or other individual generally will recognize ordinary income in an amount equal to the cash and the fair market value of the shares of our common stock paid, determined at the time of such payment, provided that, if the shares are subject to a substantial risk of forfeiture, income with respect to the shares will not be recognized until generally the shares are no longer subject to a substantial risk of forfeiture. We normally will be entitled to a deduction at the time when, and in the amount that, the associate or other PA holder recognizes ordinary income.

Other Stock-Based Awards.    The taxation of an associate or other individual who receives another stock-based award will depend on the form and terms and conditions of the award. We normally will be entitled to a deduction at the time when, and in the amount that, the associate or other individual recognizes ordinary income from an other stock-based award, subject in certain cases to a $1 million annual deduction limitation under Section 162(m) of the Code with respect to certain officers.

Effect of Code Section 409A.    Depending on the terms of a grant of RSUs, performance awards, other stock-based awards, and other awards, the award may be treated as deferred compensation subject to the rules under Section 409A of the Code. In that case, and if the award fails to satisfy applicable requirements under such rules, an associate or other award recipient may be subject to additional taxes and interest.

Deductibility of Awards.    Code Section 162(m) places an annual $1,000,000 per person limit on the deductibility of compensation paid by us to certain executives. The limit, however, does not apply to “qualified performance-based compensation.” We believe that awards of options, SARs and certain other “performance-based compensation” awards under the 2010 Plan will qualify for the performance-based compensation exception to the deductibility limit. Other awards, such as restricted stock and RSUs, if not subject to an achievement of a performance goal, may not be deductible by us under Section 162(m) of the Code, depending on the circumstances of the employee in the year the award becomes subject to federal income tax.

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR the approval of the 2010 Plan.

EQUITY COMPENSATION PLANS

The following table presents information as of June 24, 2009 about our common stock that may be issued under equity-based compensation plans:

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options(1) (#)	Weighted- average exercise prices(2) ($)	Number of securities remaining available for future issuance under equity compensation plans(3)(4) (#)
Equity compensation plans approved by shareholders(5)	5,091,488	18.92	1,918,084
Equity compensation plans not approved by shareholders(6)	—	—	—

Total	5,091,488	18.92	1,918,084

(1)	Includes 1,439,037 restricted stock units, which will be settled in shares of common stock.
(2)	The weighted-average exercise price does not take into account the shares issuable related to restricted stock units, which have no exercise price.
(3)	Excludes securities listed in column (a).
(4)	Of the securities remaining available for future issuance, 1,029,083 shares are available for issuance under the 2007 Plan in the form of awards other than options and stock appreciation rights.
(5)	We have only one equity compensation plan, the 2007 Plan, which has been approved by shareholders.
(6)	There are no equity compensation plans that have not been approved by our shareholders.

PROPOSAL 3—APPROVAL OF THE STOCK OPTION EXCHANGE PROGRAM FOR ASSOCIATES OTHER THAN DIRECTORS AND NAMED EXECUTIVE OFFICERS

We are seeking shareholder approval of a one-time stock option exchange program that would allow us to cancel certain stock options held by our associates with exercise prices that are greater than or equal to $20.00 in exchange for the issuance of a lesser amount of stock options with lower exercise prices.

A significant number of our key associates hold stock options with exercise prices that substantially exceed the current market price of our common stock. These options are commonly referred to as being “underwater.” Consequently, the Board believes these options no longer provide the long-term incentive and retention objectives that they were intended to provide. The Stock Option Exchange Program is intended to address this situation by providing these key associates with an opportunity to exchange eligible options for new options. We believe that, by essentially recycling already issued equity awards, we will be more cost-effective in providing incentive and retention objectives rather than simply issuing incremental equity or paying additional cash compensation.

What options are eligible to be exchanged under the program?

The stock options eligible for exchange as part of the program are those (whether vested or unvested) that are held by an eligible participant (as described below) with an exercise price per share greater than or equal to $20.00. As of September 4, 2009, options to purchase approximately 3.6 million shares of our common stock were outstanding under the 2007 Plan, of which options to purchase approximately 630,000 shares would be eligible for exchange under the Stock Option Exchange Program.

Can an eligible participant choose to exchange only a portion of his or her eligible options under the program?

No. If an eligible participant chooses to participate in the program, he or she must exchange all of the eligible options held by the eligible participant for new options.

Who is eligible to participate in the program?

Any associate of Winn-Dixie or one of our subsidiaries on the date the Stock Option Exchange Program commences who holds an eligible option and who continues to be an associate of Winn-Dixie or one of our subsidiaries and has not submitted or received a notice of termination before the completion of the Stock Option Exchange Program is eligible to participate in the program. Participation in the Stock Option Exchange Program will be voluntary.

Our directors and NEOs are not eligible to participate in the Stock Option Exchange Program.

Why are you seeking shareholder approval of the program?

Under the listing rules of NASDAQ and in accordance with the terms of the 2007 Plan, shareholder approval is required in order for us to implement the Stock Option Exchange Program. If our shareholders approve this proposal, our Board intends to launch the Stock Option Exchange Program promptly following the annual meeting. If we do not obtain shareholder approval of this proposal, we will not be able to launch the Stock Option Exchange Program.

What is the exchange ratio?

In the proposed Stock Option Exchange Program, eligible participants will be offered a one-time opportunity to exchange their eligible options for a lesser number of new options with a lower strike price. The exchange will be designed to be accounting expense neutral so as to result in a fair value, for accounting purposes, of the new options that will be approximately equal to the fair value of the eligible options surrendered based on valuation assumptions made as of the closing of the Stock Option Exchange Program. The number of eligible options that must be exchanged for the grant of a new option to purchase one share of our common stock is known as the exchange ratio. As a result, the actual number of shares subject to new options will be determined in accordance with the exchange ratio calculated using the Black-Scholes option valuation model and based upon the closing price of our common stock on NASDAQ on the expiration date of the Stock Option Exchange Program. The program will not be a one-for-one exchange. While the exchange ratio cannot be determined until the closing date of the exchange program, based on an assumed stock price of $14.00 per share and other valuation assumptions made as of September 4, 2009, we believe that, for all outstanding options viewed in the aggregate, the exchange ratio will be approximately four-to-one, meaning that an associate who exchanges an eligible option to purchase four shares will be granted a new option at a lower exercise price to purchase one share.

What are the material terms of the new options?

The new options will be unvested on the grant date and will vest on the basis of the eligible participant’s continued employment with us or one of our subsidiaries as follows:

•

If the eligible option has fully vested by the grant date of the new option, or would be fully vested within one year of the grant date of the new option, then the new option will vest on the first anniversary of the grant date of the new option.

•

If the eligible option would not be fully vested within one year of the grant date of the new option, then the new option will vest in equal installments on the first and second anniversaries of the grant date of the new option.

All new options will be non-statutory stock options granted under the 2007 Plan. The shares of common stock for which the new options may be exercised are currently registered on a registration statement filed with the SEC. If a participating associate terminates his or her employment, his or her new options will not continue to vest. All new options will expire seven years from the grant date. Any additional terms and conditions of the new stock options will be comparable to the other terms and conditions of the eligible stock options. The terms and conditions of the new options will be set forth in an option agreement to be entered into with the participating associates.

The terms of the Stock Option Exchange Program will be described in an offer to exchange that we will file with the SEC. Although we do not anticipate that the SEC will require us to modify the terms significantly, it is possible we will need to alter the terms of the Stock Option Exchange Program to comply with comments from the SEC.

When will you implement the program?

We have not commenced the program and will not do so unless our shareholders approve this proposal. Provided that the Stock Option Exchange Program is approved by our shareholders, the Board intends to launch the offer to exchange promptly following our annual meeting. At the time we commence the program, we will file the offer to exchange as part of a tender offer statement on Schedule TO. Upon the commencement of the program, eligible participants holding eligible options will receive written materials explaining the precise terms and timing of the program. From the time the offer to exchange commences, participants will be given at least 20 business days to make an election to surrender for cancellation their eligible options in exchange for new options. The new options will be issued promptly following the closing of the offer to exchange.

Even if the Stock Option Exchange Program is approved by our shareholders, the Board will retain the authority, in its sole discretion, to terminate or postpone the program at any time prior to the closing of the offer to exchange or to exclude certain eligible options or eligible participants from participating in the Stock Option Exchange Program due to tax, regulatory or accounting reasons or because participation would be inadvisable or impractical. Shareholder approval of the Stock Option Exchange Program applies only to this program, which in all events must be launched within one year after shareholder approval is given. If we were to implement a stock option exchange program in the future, we would once again need to seek shareholder approval.

What are the reasons for the Stock Option Exchange Program?

We believe that an effective and competitive employee incentive program is critical for the future growth and success of our business. We rely heavily on the skills and expertise of our associates to implement our strategic initiatives and grow our business. Winn-Dixie, like many companies, uses stock options as a means of attracting, motivating and retaining high-performing associates. Stock options constitute an important part of our incentive and retention programs because we believe (supported by our Board) that equity compensation encourages our associates to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing associates to benefit from increases in the value of our shares.

However, certain of our stock options have limited incentive value, including certain stock options issued in 2007. Our stock price fluctuated in the summer of 2007 due, in great part, to factors beyond our control, most notably extraordinary trading volatility in the initial year following our emergence from bankruptcy. From our emergence from bankruptcy in November 2006 until mid-May 2007, our stock traded in a range from approximately $11.00 to $19.00 per share. In mid-May, our stock experienced a precipitous increase to over $30.00 per share and traded at that elevated value for approximately three months. In early September 2007, our stock price dropped rapidly to below $20.00 per share and remained below that level throughout the next two years. Stock options granted in February 2007 were granted at an exercise price of $16.77 per share and those granted in May 2007 were granted at $29.98 per share. The closing price of our common stock over the 52 weeks ended September 4, 2009 averaged $14.05 per share. Over 90% of the options eligible for exchange in the exchange program were granted in the May to July 2007 window when our stock was trading at an elevated level.

In the period since emergence, we have engaged in a strategic turnaround effort which has resulted in significant increases in Adjusted EBITDA in each of the past three fiscal years. We focused capital and resources on remodeling our stores as a centerpiece of our long-term strategy, completing 170 remodels by the end of fiscal 2009 and remaining on track to remodel roughly half of our stores by the end of fiscal 2010. In addition, we implemented a fresh and local strategy that encompasses our neighborhood merchandising and marketing initiatives where we strive to ensure that each store meets the unique needs of the community it serves. While our progress has been significant, as evidenced by an over 60% increase in Adjusted EBITDA in fiscal 2009 compared to fiscal 2008, the price of our stock has not approached the level experienced in the summer of 2007. Over the past year, we believe the market price of our stock, similar to many other companies, has been negatively impacted by the recent economic downturn. Our business, and the business of other food and drug retailers, depends heavily on the amount of discretionary income our shoppers have to spend, and they have less to spend on food as a result of job losses, bankruptcies, reduced access to credit, sharply falling home prices and home foreclosures. These conditions have negatively impacted sales at our Company and in our industry sector. As a result of these business and market factors, a significant number of our key associates hold stock options with exercise prices that substantially exceed the current market price of our stock and the average market price of our stock over the past 52 weeks, meaning an important component of our compensation program is perceived by those associates as having little value. Thus, the Compensation Committee and the Board believe these underwater options no longer achieve the long-term incentive and retention objectives for which they were intended. This Stock Option Exchange Program is intended to address this situation by providing key associates with an opportunity to exchange eligible options for a reduced number of new options, which will have incentive and retentive value.

We believe the Stock Option Exchange Program will motivate our key associates to achieve future growth. By realigning the exercise prices of previously granted stock options more closely with the current value of our common stock, we believe that these options will again become important tools to help motivate and retain our existing key associates and continue to align their interests with those of our shareholders.

In addition to providing effective incentives to our associates, this Stock Option Exchange Program is also designed to benefit our shareholders by reducing the overhang from outstanding stock options. For example, assuming, for purposes of illustration, full participation in the exchange program, a hypothetical exercise price of the new option grants of $14.00 per share and exchange ratios that result in the fair value, for accounting purposes, of the new options being approximately equal to the fair value of the eligible options surrendered, we would benefit from a reduction in our overhang of outstanding stock options of approximately 475,000 shares (based on fair values of options estimated as of September 4, 2009). The actual reduction in the overhang of our outstanding stock options that could result from this Stock Option Exchange Program could vary significantly from this example and is dependent upon a number of factors, including the actual level of participation in the exchange program and the fair values of options calculated at the time the final exchange ratios are set.

Has the Board approved the program?

On September 10, 2009, the Compensation Committee recommended to our Board, and our Board approved, the Stock Option Exchange Program, subject to shareholder approval.

Did the Compensation Committee consider any alternatives before recommending the Stock Option Exchange Program to the Board?

Yes. When considering how best to continue to incentivize and reward our associates who have underwater options, the Compensation Committee considered several alternatives.

Increase cash compensation    To replace equity incentives, the Compensation Committee considered that we could increase base salary and target bonus compensation substantially. However, significant increases in cash compensation would increase our compensation expense substantially and reduce our cash flow from operations, which would adversely affect our business and operating results. Additionally, we continue to believe that equity is more closely aligned with long-term shareholder interest whereas cash does not directly align with shareholder long-term interest.

Grant additional equity awards    We grant equity awards to our associates in order to keep overall associate compensation packages competitive with those of our peer group. The Compensation Committee considered granting associates additional stock option grants at current market prices in order to restore the value of previously granted stock options that are now underwater. However, such supplemental option grants would increase our overhang substantially, resulting in dilution to our shareholders, and would also decrease our reported earnings, which could negatively impact our stock price. We also believe that, in order to have the desired impact on associate motivation and retention, our stock options should be exercisable near the current price of our common stock.

In designing an exchange program, the Compensation Committee could have considered other alternatives, including (i) exchanging underwater stock options for cash payments or (ii) exchanging underwater stock options for RSUs. However, cash payments would have reduced our cash flow from operations, adversely affecting our business and operating results. In addition, we do not believe that a cash payment would have significant long-term retention value. With respect to RSUs, in order for an exchange program to be expense neutral from an accounting perspective, the exchange ratio for an options-for-RSUs exchange program would need to be substantially higher than that for an options-for-options exchange (i.e. fewer replacement awards granted). We believe such a change would not have been well-received by our associates, potentially resulting in reduced participation in the exchange program and therefore limiting the beneficial impact of the exchange program.

The failure to address the underwater awards in the near to medium term will make it more difficult for us to retain our key associates. If we cannot retain these associates, our ability to compete with other companies in our industry could be jeopardized, which could adversely affect our business, results of operations and future stock price. Accordingly, after considering the alternatives, the Compensation Committee recommended and the Board approved the Stock Option Exchange Program, subject to shareholder approval.

What are the interests of the directors and executive officers in the Stock Option Exchange Program?

Our directors and NEOs are not eligible to participate in the Stock Option Exchange Program and do not stand to benefit from the program other than in their capacity as shareholders. However, the Committee may consider a larger than normal fiscal 2010 equity grant for the NEOs.

Because participation in the Stock Option Exchange Program is voluntary, the actual amounts that will be received by a participant or groups of participants are not currently determinable. The following table shows the number of shares subject to eligible options held by executive officers that are not NEOs and other eligible participants as of September 4, 2009 and the number of shares subject to new options that they may receive, assuming, for purposes of illustration only, that (1) each eligible participant chooses to participate in the program (and therefore exchanges all of his or her eligible options), (2) the exercise price of the new options is $14.00 per share and (3) the exchange ratio is four-to-one.

Name	Title	Maximum Number of Shares Underlying Eligible Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	Hypothetical Number of Shares Underlying New Options that May be Granted Based on Specified Assumptions
D. Michael Byrum	VP and Chief Accounting Officer	17,574	$29.98	4.7	4,245
Mary Kellmanson	VP, Marketing	—	—	—	—
Philip E. Pichulo	GVP, Development	31,543	$29.98	4.7	7,619
Sheila C. Reinken	VP, Finance & Treasurer	22,981	$29.98	4.7	5,551
Christopher L. Scott	GVP, Logistics & Distribution	31,543	$29.98	4.7	7,619
Charles M. Weston	GVP, Information Technology	31,543	$29.98	4.7	7,619
Associates as a group (excluding executive officers)		498,662	$29.77	4.7	123,629

What will happen to the shares underlying the options that are accepted for exchange?

The difference between the number of shares underlying the options accepted for exchange and the number of shares underlying the new options granted in exchange will be cancelled upon the completion of the Stock Option Exchange Program and, assuming the 2010 Plan is approved by the shareholders, will not be eligible to be reissued under our 2007 Plan. Any shares underlying eligible options that are not exchanged in connection with the Stock Option Exchange Program will be unaffected and remain exercisable according to their existing terms.

We adopted FAS 123R on January 1, 2006. Under FAS 123R, stock compensation expense is calculated based upon the fair value of a stock award on the date of grant and the cancellation of an award accompanied by the concurrent grant of (or offer to grant) a replacement award is accounted for as a modification of the terms of the cancelled award. The incremental compensation expense associated with an option exchange is measured as the excess of the fair value of the replacement award over the fair value of the cancelled award, both determined at the modification date. However, because the exchange ratio will be calculated to result in the fair value of eligible option grants surrendered being equal to the fair value of the new option grants replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the Stock Option Exchange Program.

What will be the effect on shareholders?

We are unable to predict the precise impact of the Stock Option Exchange Program on our shareholders because we are unable to predict how many or which associates will exchange their eligible options. The program was designed in the aggregate to be expense-neutral to our shareholders while reducing the overhang from outstanding stock options. Based on the assumptions described in the answers to the questions above, including an assumed $16.24 52-week high trading price of our common stock and a $14.00 share price, if all eligible options are exchanged, options to purchase approximately 630,000 shares will be surrendered and cancelled, while replacement options covering approximately 155,000 shares will be granted, resulting in a net reduction in the equity award overhang by approximately 475,000 shares. Following the Stock Option Exchange Program, if all eligible options are exchanged, we will have approximately 3.1 million options outstanding, with a weighted average exercise price of $14.95 and a weighted average remaining term of 5.3 years. Based on the number of awards outstanding on September 4, 2009 and assuming the exchange program is approved and implemented, the total number of shares subject to outstanding equity awards would be approximately 4.2 million shares. The 4.2 million shares would consist of 1.1 million full value shares and 3.1 million stock options. As of September 4, 2009, the total number of shares of our common stock outstanding was 54,782,054.

What will be the tax consequences of the Stock Option Exchange Program?

We believe the exchange of eligible options for new options pursuant to the Stock Option Exchange Program should be treated as a non-taxable exchange, and that no material income should be recognized for U.S. federal income tax purposes by either us or the eligible participants as a result of the transaction. The tax consequences of the Stock Option Exchange Program are not entirely certain, however, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. All eligible participants are urged to consult their own tax advisors regarding the tax treatment of participating in the Stock Option Exchange Program under all applicable laws prior to participating in the Stock Option Exchange Program.

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR the Stock Option Exchange Program.

AUDIT COMMITTEE REPORT

What is the primary purpose of the Audit Committee?

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of accounting and financial reporting processes of the Company and its subsidiaries and the audits of the Company’s consolidated financial statements; the Company’s disclosure controls and internal control over financial reporting; the Company’s compliance with applicable law, regulatory requirements and the Company’s codes of business conduct and ethics, and other risk management programs and policies; the independence, qualifications and performance of the Company’s independent registered public accounting firm; the qualifications and performance of the Company’s internal auditors and related party transactions as required by the rules of NASDAQ. The Audit Committee performs these duties pursuant to a written charter approved by the Board of Directors.

How does the Audit Committee perform its duties?

The Audit Committee typically meets at least four times each year in conjunction with the Board of Directors regular meetings and telephonically four additional times each year prior to the Company filing its quarterly and annual SEC reports. Meeting agendas are prepared and provided in advance to the Audit Committee, together with the appropriate briefing materials. The Audit Committee maintains minutes or other records of meetings and activities.

At each quarterly Audit Committee meeting, in conjunction with the Company’s filing of its quarterly and annual SEC reports, the committee meets in separate sessions, without other representatives of Company management, with the independent registered public accounting firm, the Company’s Senior Director of Internal Audit and the Senior Vice President and Chief Financial Officer and others as requested by the committee. Other persons, including management, other directors or outside advisers, may attend meetings of the Audit Committee in the committee’s sole discretion.

The Audit Committee reports and makes recommendations as appropriate to the Board of Directors with respect to its meetings and activities, including with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent registered public accounting firm and the performance of the Company’s internal auditors.

What are the responsibilities of management?

Management is responsible for the preparation and presentation of the Company’s consolidated financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations.

What are responsibilities of the Company’s independent registered public accounting firm?

The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and expressing an opinion as to their conformity with U.S. generally accepted accounting principles.

What matters have members of the Audit Committee discussed with management and the independent registered public accounting firm?

In the performance of its oversight duties, the Audit Committee has reviewed and discussed with management and our independent registered accounting firm, KPMG, the audited consolidated financial statements for the fiscal year ended June 24, 2009, and the effectiveness of the Company’s internal control over financial reporting as of June 24, 2009. The Audit Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with KPMG the firm’s independence. The Audit Committee has reviewed and approved all services provided to the Company by KPMG.

What are the results of the Audit Committee’s discussions with management and the independent registered public accounting firm?

Based upon the review and discussions described in this report, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for fiscal 2009.

Who prepared this report?

This report has been prepared and furnished by the members of the Audit Committee at the end of fiscal 2009.

Jeffrey C. Girard, Chair

Evelyn V. Follit

Charles P. Garcia

Gregory P. Josefowicz

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

What were the services provided by and fees paid to the Company’s independent registered public accounting firm in the last two fiscal years?

The fees for our independent registered public accounting firm, KPMG, for the indicated services performed for the fiscal years ended June 24, 2009 and June 25, 2008 were as follows (amounts in thousands):

	2009	2008
Audit fees(1)	$2,006	$2,564
Audit-related fees(2)	69	60
Tax fees(3)	303	396

TOTAL:	$2,378	$3,020

(1)	Fees for audit services include fees associated with the annual audit of financial statements, annual audit of internal control over financial reporting and review of quarterly financial statements.
(2)	Fees for audit-related services include fees associated with the annual audit of employee benefit plans.
(3)	Fees for tax services include fees associated with tax compliance, tax advice and tax planning.

In accordance with SEC rules and our Audit Committee Charter, the Audit Committee approved all fees billed by our independent registered public accounting firm in fiscal 2009.

The Audit Committee has reviewed and discussed the fees of KPMG during the last fiscal year for audit and non-audit related services and has determined that the provision of non-audit services are compatible with the firm’s independence.

What are the pre-approval policies of the Audit Committee for audit and non-audit services?

Under our Audit Committee Charter, the Audit Committee reviews and approves our independent registered public accounting firm’s proposed audit scope and plans, including coordination of the activities of the internal auditors and the independent registered public accounting firm. The Audit Committee also approves the annual budget for all audit and permissible non-audit services to be provided. The Audit Committee pre-approves all engagements of our independent registered public accounting firm. The Committee’s general policy is to restrict the engagement of the independent registered public accounting firm to the provision of audit and audit-related services, as well as permissible tax-related services.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on?

You are voting on a proposal to ratify the appointment of KPMG as our independent registered public accounting firm for fiscal 2010. The Audit Committee of the Board has appointed KPMG to serve as our independent registered public accounting firm. Although our governing documents do not require the submission of the selection of the independent registered public accounting firm to the shareholders for approval, the Board considers it desirable that the appointment of KPMG be ratified by our shareholders.

What services does the independent registered public accounting firm provide?

Audit services provided by KPMG for fiscal 2009 included the audits of our consolidated financial statements and internal control over financial reporting and services related to periodic filings made with the SEC. Additionally, KPMG provided certain services related to the consolidated quarterly reports and annual and other periodic reports and tax services as described under Independent Registered Public Accounting Firm Fees and Services.

Will a representative of KPMG be present at the annual meeting?

Yes. One or more representatives of KPMG are expected to be present at the meeting. The representatives will have an opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions from shareholders.

What if this proposal is not approved?

If the appointment of KPMG as our independent registered public accounting firm is not ratified, the Audit Committee may reconsider the appointment.

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR the ratification of KPMG as our independent registered public accounting firm for fiscal 2010.

STOCK OWNERSHIP BY DIRECTORS, MANAGEMENT AND 5% SHAREHOLDERS

The following table shows the beneficial ownership of our common stock, as of September 10, 2009, for:

•	each director nominee;

•	the NEOs;

•	our directors and executive officers as a group; and

•	our 5% shareholders.

The business address for each of our directors and/or NEOs listed below is 5050 Edgewood Court, Jacksonville, FL 32254.

Name of Beneficial Owner	Number of Shares of Common Stock	Options Exercisable within 60 Days(1)	Restricted Stock Units Vesting within 60 Days(2)	Total Shares Beneficially Owned(3)	Percent of Outstanding Shares(4)
Directors and Executive Officers:
Evelyn V. Follit, Director	6,736	—	9,563	16,299	*
Charles P. Garcia, Director	9,207	—	9,563	18,770	*
Jeffrey C. Girard, Director	7,151	—	9,563	16,714	*
Yvonne R. Jackson, Director	6,876	—	9,563	16,439	*
Gregory P. Josefowicz, Director	8,651	—	9,563	18,214	*
Peter L. Lynch, Chairman of the Board, President & Chief Executive Officer	178,966	485,234	—	664,200	1.21%
James P. Olson, Director	9,651	—	9,563	19,214	*
Terry Peets, Director	8,208	—	9,563	17,771	*
Richard E. Rivera, Director	7,551	—	9,563	17,114	*
Larry B. Appel, Sr. Vice President, Human Resources & Legal, General Counsel	14,869	124,617	—	139,486	*
Frank O. Eckstein, Sr. Vice President, Retail Operations	16,629	94,958	—	111,587	*
Bennett L. Nussbaum, Sr. Vice President & Chief Financial Officer	19,720	166,763	—	186,483	*
Dan Portnoy, Sr. Vice President, Chief Merchandising & Marketing Officer(5)	14,925	62,086	—	77,011	*
Directors and executive officers as a group (19 persons)	332,630	1,138,926	77,324	1,548,879	2.82%
5% Shareholders:
Advisory Research, Inc.(6)	6,789,056	—	—	6,789,056	12.51%
Dimensional Fund Advisors LP(7)	2,757,079	—	—	2,757,079	5.08%
FMR LLC(8)	7,305,444	—	—	7,305,444	13.457%

*	Indicates beneficial ownership of less than 1%.
(1)	Represents shares of common stock that may be acquired through stock options exercisable through November 10, 2009.
(2)	Each RSU represents a contingent right to receive one share of our common stock. The column represents the number of RSUs that will vest through November 10, 2009.
(3)

Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(4)

Percent of class reported for directors and executive officers is based on 54,849,896 shares of common stock issued and outstanding as of September 10, 2009. Percent of class for 5% shareholders is based on ownership reported in a Schedule 13G as filed with the SEC by each 5% shareholder.

(5)	Includes 1,000 shares of common stock held in irrevocable trusts on behalf of Mr. Portnoy’s minor children.
(6)	According to a Schedule 13G filed with the SEC on February 17, 2009 by Advisory Research, Inc., 180 North Stetson Street, Suite 5500, Chicago, IL 60601.

(7)

According to a Schedule 13G filed with the SEC on February 9, 2009 by Dimensional Fund Advisors LP (“Dimensional”), Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Issuer described in the Schedule 13G that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G shall not be construed as an admission by Dimensional or any of its affiliates is the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of securities. Dimensional disclaims beneficial ownership of all such securities.

(8)

According to a Schedule 13G filed with the SEC on February 17, 2009 by FMR LLC (“FMR”), 82 Devonshire Street, Boston, Massachusetts, FMR reports that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of Winn-Dixie Stores, Inc. and that no one person’s interest in the common stock of Winn-Dixie Stores, Inc. is more than 5% of the total outstanding common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Do you have a policy with respect to related party transactions?

Yes. In March 2008, the Audit Committee adopted a written Policy on Related Party Transactions to ensure that all interested transactions with related parties are subject to approval or ratification by the Audit Committee in accordance with the procedures set forth below. The policy is intended to supplement our Code of Conduct.

Under the policy, an interested transaction is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;

•	we are a participant; and

•	any related party has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

A related party is any:

•

person who is or was (since the beginning of the last fiscal year for which we filed a Form 10-K, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	person or entity, including affiliates, that was a beneficial owner of 5% or more of our common stock at the time the transaction occurred or existed; or

•	immediate family member of any of the foregoing.

In accordance with the policy, the Audit Committee reviews the material facts of all interested transactions and either approves or disapproves of the entry into the transaction, subject to certain pre-approved transactions described below. If advance Audit Committee approval is not possible, the transaction will be considered and, if appropriate, ratified at the Audit Committee’s next regularly scheduled meeting. In determining whether to approve or ratify an interested transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director will participate in any discussion, approval or ratification of a transaction for which he or she is a related party.

The Audit Committee has determined that certain interested transactions are deemed to be pre-approved or ratified (as applicable) by the Audit Committee, even if the amount involved exceeds $120,000. These include:

•	employment and compensation of executive officers;

•	director compensation;

•

transactions with other companies in which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million, or 2% of that company’s total annual revenues;

•

charitable contributions, grants or endowment by us to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million, or 2% of the charitable organization’s total annual receipts; and

•	transactions where all shareholders receive proportional benefits.

Were there any related party transactions in fiscal 2009?

Yes. We lease space in a shopping center in Largo, Florida, for one of our stores from a partnership that owns the shopping center. Family members of Larry B. Appel, our Senior Vice President, Human Resources & Legal, General Counsel, including his wife and certain of her immediate family members, have an approximately 50% interest in the partnership that owns the shopping center. The lease payments made by us to the partnership totaled approximately $551,000 in fiscal 2009, and the lease is expected to continue through fiscal 2010 and beyond. The lease, effected prior to Mr. Appel’s employment, was negotiated on an arm’s length basis, and we consider the rates associated with this lease to be market rates. This transaction was subsequently approved in accordance with the Policy on Related Party Transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based on our review of the forms that were filed and written representations from the reporting persons, we believe that during our most recently completed fiscal year ended June 24, 2009, all of our executive officers, directors and 10% shareholders complied with all applicable reporting requirements, except for the late filing of Forms 4 for Larry B. Appel, Anthony L. Austin, D. Michael Byrum, Frank O. Eckstein, Peter L. Lynch, Bennett L. Nussbaum, Phillip E. Pichulo, Dan Portnoy, Sheila C. Reinken, Christopher L. Scott and Charles M. Weston relating to options and RSUs awarded in September 2008. The late filing of these Forms 4 was due to an administrative error.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

When must I submit a proposal for inclusion in 2010 proxy statement?

If any shareholder intends to present a proposal for inclusion in our proxy materials for the 2010 Annual Meeting of Shareholders, the proposal must be received by our Corporate Secretary no later than May 24, 2010. The proposal must comply with the SEC regulations set forth in Rule 14a-8 under the Exchange Act.

Can I present a matter at the 2010 Annual Meeting of Shareholders?

Our By-Laws provide a formal procedure for bringing business before an annual meeting of shareholders. A shareholder that intends to present a matter before the 2010 Annual Meeting of Shareholders is required to deliver a written notice to the Corporate Secretary not earlier than July 7, 2010 and not later than August 6, 2010. In the event that the date of the annual meeting is more than 25 days before or after November 4, 2010, the shareholder notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

The shareholder notice must contain a brief description of the business desired to be brought, the reasons for conducting such business, the name and address of the shareholder and the number of shares of our stock the shareholder beneficially owns, a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) and any material interest of the shareholder in such business, and a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

If these procedures are not complied with, the proposed business will not be transacted at the annual meeting. The By-Law provisions are not intended to affect any rights of shareholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act.

MISCELLANEOUS

As of the date of this proxy statement, management does not know of any other matter that will come before the meeting.

By Order of the Board of Directors,

Larry B. Appel

Secretary

September 21, 2009

Please sign and return the enclosed proxy card promptly. Alternatively, you may give a proxy electronically or by telephone by following the instructions on your proxy card or in the proxy statement. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

APPENDIX A

WINN-DIXIE STORES, INC.

FISCAL 2010 EQUITY INCENTIVE PLAN

1. Purpose; Types of Awards; Construction.

The purpose of the Winn-Dixie Stores, Inc. Fiscal 2010 Equity Incentive Plan is to promote the interests of the Company and its Subsidiaries, Affiliates and the shareholders of the Company by providing officers, employees, non-employee directors, consultants, and independent contractors of the Company and its Subsidiaries and Affiliates with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company or its Subsidiaries and Affiliates, to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individuals in fulfilling their personal responsibilities for long-range and annual achievements. The Plan provides for the grant, in the sole discretion of the Committee, of Options (including ISOs and NQSOs), Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, stock- or cash-based Performance Awards, and Other Stock-Based Awards. The Plan is designed so that Awards granted hereunder which are intended to comply with the requirements for “performance-based compensation” under Section 162(m) of the Code may comply with such requirements, and the Plan and Awards shall be interpreted in a manner consistent with such requirements. Notwithstanding any provision of the Plan, to the extent that any Awards would be subject to Section 409A of the Code, this Plan and Awards shall be interpreted in a manner consistent with Section 409A of the Code and such regulations or guidance. If Awards are excluded from Section 409A under applicable regulations and guidance promulgated thereunder, this Plan and such Awards shall likewise be interpreted in a manner consistent with such allowable exclusion(s).

2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means an entity that controls, is controlled by, or is under common control with the Company.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Awards, or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means, unless otherwise specified in the particular employment agreement applicable to the Grantee or the Award Agreement, that the Grantee has (a) continually failed to substantially perform, or been grossly negligent in the discharge of, his or her duties to the Company or any of its Subsidiaries or Affiliates (in any case, other than by reason of a disability, physical or mental illness); (b) committed or engaged in an act of theft, embezzlement or fraud, (c) been convicted of or plead guilty or nolo contendere to a felony or a misdemeanor with respect to which fraud or dishonesty is a material element, (d) materially violated any material policy of the Company or any of its Subsidiaries or Affiliates, or (e) intentionally engaged in any other action or inaction that the Committee determines was not taken in good faith for the best interests of the Company. Determination of Cause shall be made by the Committee in its sole discretion.

(f) A “Change in Control” shall be deemed to have occurred if, after the Effective Date, the event set forth in any one of the following paragraphs shall have occurred:

(1) any Person becomes after the six month anniversary of the Effective Date the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company

(not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 51% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (3) below and excluding any Person who becomes such a Beneficial Owner solely by reason of the repurchase of shares by the Company; or

(2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least 51% of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(3) there is consummated a merger or consolidation of the Company or any Subsidiary or Affiliate with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 51% or more of the combined voting power of the Company’s then outstanding securities; or

(4) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, (i) a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, (ii) a “Change in Control” shall not occur for purposes of the Plan as result of any primary or secondary offering of Company common stock to the general public through a registration statement filed with the Securities and Exchange Commission, (iii) a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of the Joint Plan of Reorganization of the Company and (iv) for purposes of Awards subject to Section 409A of the Code, a “Change in Control” shall have occurred only if such Change in Control is also a “a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets,” within the meaning of Code Section 409A and Treasury Regulations Section 1.409A-3(i)(5).

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

(h) “Committee” shall mean the Compensation Committee of the Board, which shall consist of two or more persons, each of whom is an “outside director” within the meaning of Code Section 162(m) and Treasury Regulations Section 1.162-27(e)(3), a “non-employee director” within the meaning of Rule 16b-3, and an

“independent” director within the meaning of the listing requirements of any national securities exchange on which the Stock is principally traded.

(i) “Company” means Winn-Dixie Stores, Inc., a corporation organized under the laws of the State of Florida, or any successor corporation.

(j) “Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code.

(k) “Effective Date” means the later of the date that the Plan is approved by the Board and the date the Plan is approved by the shareholders of the Company.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

(m) “Fair Market Value” means the following:

(1) With respect to Stock , the per share fair market value of Stock as of a particular date shall mean (i) the closing price per share of Stock on the national securities exchange on which the Stock is principally traded for such particular date, or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market for such particular date, or (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee shall determine by the reasonable application of a reasonable valuation method, as prescribed in Treasury Regulations Section 1.409A-1(b)(5)(iv)(B).

(2) With respect to property other than Stock, the fair market value determined by such methods or procedures as may reasonably be determined from time to time by the Committee.

(n) “Financial Restatement” means the filing of amended or restated financial statements with the Securities and Exchange Commission with respect to all or a portion of the Company’s earlier filed financial statements, which may result from, among other things, the correction of accounting errors and irregularities, inclusion of previously unknown information that should have been included, fraud, misrepresentation or clerical error.

(o) “Fiscal Year” means the last Thursday of June through the last Wednesday of June of the following calendar year.

(p) “Grantee” means an officer, employee, non-employee director, consultant, or independent contractor of the Company or any Subsidiary or Affiliate of the Company that has been granted an Award under the Plan.

(q) “Harmful Conduct” means, unless otherwise specified in the Award Agreement, (i) a breach in any material respect of an agreement to not reveal confidential information regarding the business operations of the Company or any Subsidiaries or Affiliate or an agreement to refrain from solicitation of the customers, suppliers or employees of the Company or any Subsidiaries or Affiliate (ii) a violation of any of the restrictive covenants contained in the Grantee’s employment, severance or other agreement with the Company or any of its Subsidiaries or Affiliates, or (iii) a violation of the Company’s policy providing for forfeiture of Awards following the occurrence of a Financial Restatement.

(r) “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(s) “NQSO” means any Option that is not designated as an ISO.

(t) “Option” means a right, granted to a Grantee under Section 6(b)(i) of the Plan, to purchase shares of Stock. An Option may be either an ISO or an NQSO.

(u) “Other Stock-Based Award” means a right or other interest granted to a Grantee under Section 6(b)(vi) of the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock.

(v) “Performance Award” means a right or other interest granted to a Grantee under Section 6(b)(v) of the Plan that may be payable in cash or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock and which is awarded upon the attainment of Performance Goals.

(w) “Performance Goals” means Performance Goals pre-established by the Committee in its sole discretion, based on one or more of the following criteria: sales growth, sales per square foot, earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization), operating income, pre- or after-tax income, cash flow (before or after dividends), earnings per share, return on equity, return on capital (including return on total capital or return on invested capital), cash flow return on investment, return on assets, market share or penetration, business expansion, share price performance, total shareholder return, improvement in or attainment of expense levels or expense ratios, employee and/or customer satisfaction, customer retention, and any combination of, or a specified increase in, any of the foregoing. The Performance Goals may be based upon the attainment of specified levels of performance by the Company, or a business unit, division, Subsidiary, Affiliate, or business segment of the Company. In addition, the Performance Goals may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other entities. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for shareholder approval), the Committee in its sole discretion may designate additional business criteria on which the Performance Goals may be based or adjust, modify or amend the aforementioned business criteria, including, without limitation, Performance Goals based on the Grantee’s individual performance. Performance Goals may include a threshold level of performance below which no Award will be earned, a level of performance at which the target amount of an Award will be earned and a level of performance at which the maximum amount of the Award will be earned. Measurement of performance relative to Performance Goals shall exclude the impact of losses or charges in connection with restructurings or discontinued operations, unless otherwise specified by the Committee at the time the Performance Goal is set. In addition, the Committee in its sole discretion shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate of the Company or the financial statements of the Company or any Subsidiary or Affiliate of the Company in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles or practices, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, as applicable, except that this authority will be limited in the case of Covered Employees to the extent necessary to ensure that Performance Awards qualify for full tax deductibility under Section 162(m).

(x) “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any Subsidiary or Affiliate, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary or Affiliate, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(y) “Plan” means this Winn-Dixie Stores, Inc. Fiscal 2010 Equity Incentive Plan, as amended from time to time according to its terms.

(z) “Repricing” shall have the meaning set forth in Section 3 of the Plan.

(aa) “Restricted Stock” means an Award of shares of Stock to a Grantee under Section 6(b)(iii) of the Plan that may be subject to certain restrictions and to a risk of forfeiture.

(bb) “Restricted Stock Unit” means a right granted to a Grantee under Section 6(b)(iv) of the Plan to receive Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of specified performance or other criteria.

(cc) “Rule 16b-3” means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.

(dd) “Securities Act” means the Securities Act of 1933, as amended, from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

(ee) “Specified Employee” means an employee who at the time of termination of employment is a key employee of the Company, if any stock of the Company is publicly traded on an established securities market or otherwise. For purposes of this Plan, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Plan during the twelve (12) month period that begins on the first day of April following the close of the identification period.

(ff) “Stock” means shares of the common stock, par value $0.001 per share, of the Company.

(gg) “Stock Appreciation Right” or “SAR” means the right, granted to a Grantee under Section 6(b)(ii) of the Plan, to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right.

(hh) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(ii) “Substitute Awards” means Awards granted or shares of Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by a company acquired by the Company or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines, provided, that any such substitution must meet the requirements in Treasury Regulations Section 1.409A-1(b)(5)(v)(D) such that the substitution will not be treated as the grant of a new stock right or a change in the form of payment.

(jj) “Total Authorized Shares” shall have the meaning set forth in Section 5(a) of the Plan.

3. Administration.

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award or the issuance of Stock pursuant to any Award; to determine Performance Goals no later than such time as required to ensure that an underlying Award which is intended to comply with the requirements of Section 162(m) of the Code so complies; and to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; to make adjustments in the terms and conditions of, and the Performance Goals (if any) included in, Awards; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Award Agreements (which need not be identical for each Grantee); and to make all other determinations deemed necessary or advisable for the administration of the Plan. Notwithstanding the foregoing, neither the Board, the Committee nor their respective delegates shall have the authority without first obtaining the approval of the Company’s shareholders to reprice (or cancel and regrant) any Option or SAR or, if applicable, other Award at a lower exercise, base or purchase price, to cancel any Option or SAR in exchange for cash or another Award if such cancellation has the same effect as lowering the exercise, base or purchase price of such Option or SAR, or to take any other action with respect to an Award that would be treated as a repricing under the rules and regulations of the principal securities market on which the Stock is traded (any such actions, a “Repricing”); provided, however, that any proposed Repricing that would affect an Award that is subject to Code Section 409A may not be made unless such Repricing would not constitute a modification or extension of the Award under Treasury Regulations Sections 1.409A-1(b)(5)(B) and (C).

All determinations of the Committee shall be made by a majority of its members either present in person or participating via video conference or other electronic means at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more executive officers or other agents such administrative duties as it may deem advisable (including the authority to grant Awards to persons that are not officers (but not to persons who are non-employee directors)), and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including but not limited to the Company, any Subsidiary or Affiliate of the Company, or Grantee (or any person claiming any rights under the Plan from or through any Grantee) and any shareholder.

No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder. No action of the Committee shall be void or deemed to be beyond the authority of the Committee solely because a member of the Committee failed to meet a qualification requirement at the time the action was approved or taken.

4. Eligibility.

Awards may be granted to officers, employees, non-employee directors, consultants, or independent contractors of the Company or its Subsidiaries and Affiliates. In determining the persons to whom Awards shall be granted and the number of shares to be covered by each Award, the Committee may take into account the duties of the respective persons, their present and potential contributions to the success of the Company or its Subsidiaries and Affiliates and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5. Stock Subject to the Plan.

(a) The maximum number of shares of Stock reserved for delivery in connection with Awards under the Plan shall be 6,100,000 shares of Stock, subject to adjustment as provided herein (“Total Authorized Shares”). If any shares of Stock subject to an Award are forfeited, cancelled, exchanged, surrendered, or if an Award terminates or expires or is settled in cash or otherwise without a distribution of shares to the Grantee, the applicable number of shares of Stock with respect to such Award (determined in a manner consistent with Section 5(b)) shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination, expiration, or settlement, again be available for Awards under the Plan. If shares underlying an Award are withheld by the Company to pay for mandatory tax withholding obligations applicable upon exercise, vesting or settlement of the Award, the number of shares withheld will again become available under the Plan; except that this provision will not apply in the case of Options. Upon the exercise of any Award granted in tandem with any

Awards, such related Awards shall be cancelled to the extent of the number of shares of Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan. Substitute Awards shall not reduce the shares of Stock reserved for the grant of Awards under the Plan or authorized for Awards granted to an individual. The Committee may determine that Awards may be outstanding that relate to more shares than the aggregate remaining available under the Plan so long as Awards will not in fact result in delivery and vesting of shares in excess of the number then available under the Plan.

(b) Each share of Stock with respect to which an Option is exercised (i.e., the gross number underlying the Option) shall reduce the Total Authorized Shares by one share of Stock. Each share of Stock issued pursuant to Restricted Stock, a Restricted Stock Unit, a Performance Award or an Other Stock-Based Award, or issued upon exercise of an SAR (i.e., the net number delivered to the Grantee) shall reduce the Total Authorized Shares by 1.52 shares of Stock.

(c) The maximum number of Options, SARs or other Awards that are denominated in shares (i.e., authorize the earning of a number of shares determinable at grant) that may be granted to any Grantee in any Fiscal Year is three million. In the case of Awards, the limit applies to the maximum amount that may be potentially earned through performance, whether or not such amount is in fact earned. The per-person limitation applicable to cash-based Performance Awards is set forth in Section 6(b)(v).

(d) Shares of Stock may, in whole or in part, be authorized but unissued shares or shares of Stock that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise.

(e) In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall make such equitable changes or adjustments to any or all of the following in order to prevent such dilution or enlargement of rights: (i) the maximum number and kind of shares of Stock or other property (including cash) that may be issued hereunder in connection with Awards, (ii) the maximum number of shares of Stock that may be made subject to Awards to any individual, (iii) the number and kind of shares of Stock or other property (including cash) issued or issuable in respect of outstanding Awards, (iv) the exercise price, grant price, or purchase price relating to any Award, provided, that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(h) of the Code; and (v) the Performance Goals applicable to outstanding Awards. In furtherance of the foregoing, a Participant shall have a legal right to an adjustment to an outstanding Award which constitutes a “share-based payment arrangement” in the event of an “equity restructuring,” as such terms are defined under FAS 123R, which adjustment shall preserve without enlarging the value of the Award to the Participant. Notwithstanding the foregoing, no such adjustment shall be made if the effect of such adjustment would be to cause any Award that was not otherwise subject to Code Section 409A to be subject to Section 409A, or would cause any Award that was subject to Code Section 409A to violate any of the provisions of Section 409A or the regulations thereunder, including the provisions applicable to elections and changes of elections as to the form or timing of distributions, the prohibition against acceleration of distributions, and the required delay of distributions to certain Specified Employees.

6. Specific Terms of Awards.

(a) General. The term of each Award shall be for such period as may be determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any Subsidiary or Affiliate of the Company upon the grant, maturation, or exercise of an Award shall be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Stock, or other property, and on such other terms and conditions set forth in the Award Agreement (including the time of payment of the Award, and the accrual of any interest on such Award), to the extent consistent with the Plan.

Certain minimum restriction periods and vesting schedules and certain limitations on the ability of the Company to waive restriction periods and vesting schedules shall apply to Awards, as described in more detail in (b) below. These limitations notwithstanding, the Committee may grant Awards with a more favorable restriction period or vesting schedule or waive restrictions periods and accelerate vesting schedules for Awards so long as the total number of shares of Stock underlying such Awards do not exceed, in the aggregate, 10% of the number of shares reserved for Awards under the Plan.

(b) Types of Awards. The Committee is authorized to grant the Awards described in this Section 6(b) under such terms and conditions as deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may be granted with value and payment contingent upon the achievement of Performance Goals. Unless otherwise determined by the Committee, each Award shall be evidenced by an Award Agreement, containing such terms and conditions applicable to such Award as the Committee shall determine at the date of grant or thereafter.

(i) Options. The Committee is authorized to grant Options to Grantees on the following terms and conditions:

(A) Type of Award. The Award Agreement evidencing the grant of an Option under the Plan shall designate the Option as an ISO or an NQSO.

(B) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, but, except for outstanding Awards assumed, converted or replaced in connection with a corporate transaction consistent with the requirements of Treasury Regulations Section 1.409A-1(b)(5)(v)(D), in no event shall the exercise price of any Option be less than the Fair Market Value of a share of Stock on the date of grant of such Option. The exercise price for Stock subject to an Option may be paid in cash or by an exchange of Stock previously owned by the Grantee or Stock subject to the Option, through a “broker cashless exercise” procedure approved by the Committee, a combination of the above, or any other method approved the Committee, in any case in an amount having a combined value equal to such exercise price.

(C) Term and Exercisability of Options. Unless the Committee determines otherwise, the date on which the Committee adopts a resolution expressly granting an Option, and which specifies the identity of the optionee, the number of shares subject to the Option, and the exercise price for each share of Stock under the Option, shall be considered the day on which such Option is granted. Options shall be exercisable over the exercise period (which shall not exceed seven years from the date of grant) at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement. An Option may be exercised to the extent of any or all full shares of Stock as to which the Option has become exercisable by giving written notice of such exercise to the Committee or its designated agent together with payment of the exercise price in accordance with subsection (b)(i)(B) above.

(D) Other Provisions. Options may be subject to such other conditions, including, but not limited to, restrictions on transferability of the shares of Stock acquired upon exercise of such Options, as the Committee may prescribe in its discretion, or as may be required by applicable law, and which satisfy Code Section 409A and the regulations thereunder with respect to any Award that is subject to Section 409A.

(ii) SARs. The Committee is authorized to grant SARs to Grantees on the following terms and conditions:

(A) In General. SARs may be granted independently or in tandem with an Option at the time of grant of the related Option. A SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable. Payment of a SAR may be made in cash, Stock, property, or a combination of the foregoing, as specified in the Award Agreement or determined in the sole discretion of the Committee.

(B) Term and Exercisability of SARs. Unless the Committee determines otherwise, the date on which the Committee adopts a resolution expressly granting a SAR, and which specifies the identity of the optionee, the number of shares of Stock subject to the SAR, and the exercise price of the SAR, shall be considered the day on which such SAR is granted. SARs shall be exercisable over the exercise period (which shall not exceed seven years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement.

(C) Amount of Payment. A SAR shall confer on the Grantee a right to receive an amount with respect to each share of Stock subject thereto, upon exercise thereof, equal to the excess of (1) the Fair Market Value of one share of Stock on the date of exercise over (2) the grant price of the SAR (which in the case of a SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine but in no event shall be less than the Fair Market Value of a share of Stock on the date of grant of such SAR). A SAR may be exercised by giving written notice of such exercise to the Committee or its designated agent.

(D) Other Provisions. SARs may be subject to such other conditions, including, but not limited to, restrictions on transferability of the shares of Stock acquired upon exercise of such SARs, as the Committee may prescribe in its discretion, or as may be required by applicable law, and which satisfy Code Section 409A and the regulations thereunder with respect to any Award that is subject to Section 409A.

(iii) Restricted Stock. The Committee is authorized to grant Restricted Stock to Grantees on the following terms and conditions:

(A) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine (as long as such determinations are consistent with the immediately following sentence). Except as permitted by (a) above, Restricted Stock shall vest no more favorably than one-third each year. The Committee shall have the authority to waive restriction periods for Restricted Stock only in the case of a Grantee’s death, disability or retirement or Change in Control of the Company. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Grantee granted Restricted Stock shall have all of the rights of a shareholder, including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon.

(B) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate.

(C) Dividends. Except to the extent restricted under the applicable Award Agreement, dividends paid on Restricted Stock shall be paid at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(iv) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Grantees, subject to the following terms and conditions:

(A) Conditions to Vesting. At the time of the grant of Restricted Stock Units, the Committee may impose such restrictions or conditions to the vesting of such Awards as it, in its discretion, deems appropriate. Except as permitted by (a) above, Restricted Stock Units shall vest no more favorably than one-third each year. The Committee shall have the authority to accelerate the vesting of Restricted Stock Units only in the case of a Grantee’s death, disability or retirement or Change in Control of the Company.

(B) Delivery of Shares. Unless otherwise provided in an Award Agreement or except as otherwise provided in the Plan, upon the vesting of a Restricted Stock Unit there shall be delivered to the Grantee, within 30 days of the date on which such Award (or any portion thereof) vests, that number of shares of Stock equal to the number of Restricted Stock Units becoming so vested.

(C) Dividend Equivalents. Subject to the requirements of Section 409A of the Code, an Award of Restricted Stock Units may provide the Grantee with the right to receive dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned or vested), which payments shall be made currently or credited to the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements of credited amounts may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

(v) Performance Awards. The Committee is authorized to grant Performance Awards to Grantees, which may be denominated in cash or shares of Stock and payable either in shares of Stock, in cash, or in a combination of both. Such Performance Awards shall be granted with value and payment contingent upon the achievement of Performance Goals and such goals shall relate to periods of performance which shall equal one Fiscal Year or longer. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter. The maximum amount that any Grantee may earn with respect to cash-denominated Performance Awards pursuant to this Section 6(b)(v) (i.e., for which the limitation under Section 5(c) is not an effective limitation) for performance in respect of each Fiscal Year is $5,000,000. For this purpose, (i) if a performance period spans more than one Fiscal Year, the amount that may be earned shall be cumulative, (ii) the limit applies to the maximum amount that may be potentially earned through performance, whether or not such amount is in fact earned, (iii) the limit applies to all of the Grantee’s outstanding cash-denominated Performance Awards that are based on performance in a given fiscal year, and (iv) an amount is earned in the Fiscal Year in which the performance measurement period ends, even if the Performance Award remains subject to further service-based vesting or deferral of settlement. Performance Awards may provide for dividends or dividend equivalents consistent with sections 6(b)(iii)(C) and 6(b)(iv)(C) above, as the case may be. Payments earned hereunder may be decreased or, with respect to any Grantee who is not a Covered Employee, increased in the sole discretion of the Committee based on such factors as it deems appropriate, and no Grantee, including a Covered Employee, shall have any right to any particular payment or distribution unless and until the Committee certifies that the applicable Performance Goals have been achieved and the Committee has determined the final amount of such payment or distribution; provided, however, that this reserved discretion may be waived irrevocably by the Committee for a given Performance Award so that such Award will not be subject to discretionary adjustments after grant, including in the case of stock-denominated Performance Awards in order to ensure that such Awards are treated as share-based awards subject to fixed accounting under FAS 123R. The Committee may establish such other rules applicable to the Performance-Based Awards to the extent not inconsistent with Sections 162(m) (in the case of a Covered Employee) and 409A of the Code. In the case of Performance Awards settleable by issuance of shares (including Restricted Stock and RSUs to which performance conditions are attached), except as permitted by (a) above, Awards having a performance period of at least one year shall have no additional minimum vesting requirement, and Performance Awards with a performance period of less than one year shall have additional service-based vesting requirements that are no more favorable than one-third each year. The Committee shall have the authority to accelerate the vesting of such Performance Awards only in the case of a Grantee’s death, disability or retirement or Change in Control of the Company.

(vi) Other Stock-Based Awards. The Committee is authorized to grant Awards to Grantees in the form of Other Stock-Based Awards, as deemed by the Committee to be consistent with the purposes of this Plan. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter (including, in the discretion of the Committee, the right to receive dividend equivalent payments with respect to Stock subject to the Award or the imposition of a vesting schedule on any payments). Except as permitted by (a) above, any such Awards shall vest no more favorably than one-third each year. Except as permitted by (a) above, the Committee shall have the authority to waive restriction periods or accelerate vesting of such Awards only in the case of a Grantee’s death, disability or retirement or a Change in Control of the Company.

(c) Time of Payment. The time of payment of an Award shall be as follows, unless the Committee has specified, in an applicable Award agreement, a different Section 409A-compliant time of payment:

(i) For an Award that is not subject to Code Section 409A (other than one excluded as referenced in subsection (c)(ii) below), the payment shall be made at the time or times specified in the Award Agreement.

(ii) For an Award that is intended to qualify as a short-term deferral under Treasury Regulations Section 1.409A-1(b)(4), but is also subject to a substantial risk of forfeiture (as that term is defined in Treasury Regulations Section 1.409A-1(d)), the payment shall be made as soon as possible after the lapse of the substantial risk of forfeiture, but in any event no later than 2-1/2 months after the end of the Fiscal Year in which the substantial risk of forfeiture lapses.

(iii) For an Award that is a deferral of compensation subject to Code Section 409A, the payment shall be made as of the date of the event of distribution (e.g., the Grantee’s separation from service), but in no event later than the end of the Fiscal Year in which such event occurs or, if later, no later than 2-1/2 months after such event occurs (in which case the Grantee shall have no influence on the year in which the payment is made).

(iv) Notwithstanding the foregoing provisions of subsection (c)(iii), if an Award recipient is considered a Specified Employee at the time of his or her separation from service, any Award payments under subsection (c)(iii) which would otherwise be made because of the separation during the first six months following termination of employment shall not be paid in that period. Rather, any such payments shall be accumulated and paid to the recipient in a lump sum on the first day of the seventh month following the termination of employment. All subsequent payments shall be paid in the manner specified in the Award Agreement.

(d) Termination of Service. Except as otherwise set forth in the Award Agreement, (i) upon the Grantee’s termination of service with the Company or any of its Subsidiaries or Affiliates, the Grantee shall have 90 days following the date of such termination of service to exercise any portion of an Option or SAR that the Grantee could have exercised on the date of such termination of service; provided, however, that such exercise must be accomplished prior to the expiration of the Award term; (ii) if the Grantee’s termination of service is due to total and permanent disability (as defined in any agreement between the Grantee and the Company or, if no such agreement is in effect, as determined by the Committee in its good faith discretion) or death, the Grantee, or the representative of the estate of the Grantee, as the case may be, may exercise any portion of the Option or SAR which the Grantee could have exercised on the date of such termination for a period of one year thereafter, regardless of the otherwise scheduled expiration of the Award term; and (iii) in the event of a termination of the Grantee’s service with the Company or any of its Subsidiaries or Affiliates for Cause, the unexercised portion of the Option or SAR shall terminate immediately and the Grantee shall have no right thereafter to exercise any part of the Award.

(e) Forfeiture/ Repayment of Awards. In addition to the forfeiture of Awards for failure to meet service or performance conditions, if the Grantee engages in Harmful Conduct prior to or following termination of employment, the Grantee shall forfeit any then outstanding Award, and shall return to the Company, without consideration, any shares of Stock owned by the Grantee that were previously subject to an Award and any cash amounts previously paid to a Grantee in respect of an Award. To the extent the shares of Stock subject to this Section 6(e) have been previously sold or otherwise disposed of by the Grantee during the twelve-month period preceding the Grantee engaging in Harmful Conduct, the Grantee shall repay to the Company the aggregate Fair Market Value of such shares of Stock on the date of such sale or disposition, less any amounts paid to the Company for such shares. In addition, to the extent set forth in the Award Agreement, if the Company is required to restate its financial statements, the Company may require that a Grantee repay to the Company the aggregate Fair Market Value of any Award (regardless of whether such Award was payable in shares of Stock or cash) that vested upon the attainment of Performance Goals to the extent such Performance Goals would not have been achieved had such restatement not been required.

7. Change-in-Control Provisions.

(a) Unless otherwise specified in an Award Agreement, in the event of a Change in Control, (i) with respect to non-performance-based conditions, all Awards shall become fully vested and exercisable, and the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, (ii) with respect to performance conditions imposed under Awards, those conditions shall be deemed to be achieved at the designated target level or, if the Award does not designate a target and above-target performance level, at the full performance level, and (iii) with respect to each outstanding Award that is assumed or substituted in connection with a Change in Control, such Award shall remain subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control (including any vesting or lapse of restrictions under this Section 7(a)) except that the Award shall confer the right to purchase or receive, for each share subject to the Option, SAR, award of Restricted Stock, award of Restricted Stock Units, Performance Award, or Other Stock-Based Award, the consideration (whether stock, cash or other securities or property) received in the Change in Control by holders of shares of Stock for each share of Stock held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the greatest number of holders of the outstanding shares), provided, that any such transaction shall be consistent with the requirements of Treasury Regulations Section 1.409A-1(b)(5)(v)(D).

(b) The payment rules of Section 6(c) shall apply to any payment made under this Section 7.

8. General Provisions.

(a) Nontransferability. Awards shall not be transferable by a Grantee except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative; provided, however, that (i) the Committee may permit transfers upon death of the Participant to designated beneficiaries, and (ii) in the case of an Award that is not a deferral of compensation under Code Section 409A and is not an ISO, the Committee may permit transfers for estate-planning purposes but not a transfer to a third party for value.

(b) No Right to Continued Employment, etc. Nothing in this Plan or in any Award, any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ or service of the Company or any Subsidiary or Affiliate of the Company or to be entitled to any remuneration or benefits not set forth in this Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary or Affiliate to terminate such Grantee’s employment or independent contractor relationship.

(c) Taxes. Prior to the settlement of any Award, the Grantee shall be required to pay to the Company in cash all federal, state and local taxes required to be withheld in respect of such settlement. The Committee may provide in the Award Agreement that, in the event that a Grantee is required to pay any amount to be withheld in connection with the issuance of shares of Stock in settlement or exercise of an Award, such withholding and other taxes shall be satisfied (or may be satisfied at the Grantee’s election) with shares of Stock to be received upon settlement or exercise of such Award equal to the minimum amount required to be withheld. Notwithstanding the foregoing, the Company is authorized to take such action as the Committee deems advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.

(d) Shareholder Approval; Amendment and Termination.

(i) The Plan shall take effect upon the Effective Date.

(ii) The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part (subject to any limitations imposed by Section 409A on amendment or termination to the extent applicable); provided, however, that an amendment that results in a Repricing and an amendment that requires shareholder approval in order for the Plan to continue to comply with Section 162(m) or any other law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of shareholders. Notwithstanding the foregoing, no amendment to or termination of this Plan shall affect materially and adversely any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted under the Plan. Shareholder approval will be required for any amendment that results in a material increase in the benefits under the Plan, material increase in the number of shares of Stock reserved for the grant of Awards under the Plan, or a material modification of eligibility to participate in the Plan that has the result of expanding participants in the Plan.

(e) Expiration of Plan. Unless earlier terminated by the Board pursuant to the provisions of the Plan, the Plan shall expire on the tenth anniversary of the Effective Date. No Awards shall be granted under the Plan after such expiration date. The expiration of the Plan shall not affect adversely any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted, and the Committee shall retain its full authority under the Plan with respect to outstanding Awards (including any retained authority to modify such Awards).

(f) No Rights to Awards; No Shareholder Rights. No Grantee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Grantees. Except as provided specifically in this Plan, a Grantee or a transferee of an Award shall have no rights as a shareholder with respect to any shares of Stock covered by the Award until the date of the issuance of a Stock certificate to him for such shares or the issuance of shares to him in book-entry form.

(g) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Grantee any rights that are greater than those of a general creditor of the Company.

(h) No Fractional Shares. No fractional shares of Stock shall be required to be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares of Stock or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(i) Regulations and Other Approvals.

(i) The obligation of the Company to sell or deliver Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(ii) Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no such Award shall be granted or payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(iii) In the event that the disposition of Stock acquired pursuant to this Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such Grantee is acquired for investment only and not with a view to distribution.

(j) Governing Law. This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Florida without giving effect to the conflict of laws principles thereof.

(k) Foreign Employees. Awards may be granted to employees who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for employees on assignments outside their home country.

WINN-DIXIE STORES, INC.

5050 EDGEWOOD COURT

JACKSONVILLE, FLORIDA 32254-3699

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternate to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or over the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Peter L. Lynch and Terry Peets, and each of them, as proxies, each with full power of substitution, and authorizes them to vote all shares of common stock of Winn-Dixie Stores, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Wednesday, November 4, 2009, at 9:00 a.m., Eastern time, at the corporate headquarters of the Company, 5050 Edgewood Court, Jacksonville, Florida, and at any adjournment or postponement of the meeting as designated on the reverse side of this form.

(Continued and to be signed on the reverse side)

WINN-DIXIE STORES, INC.

5050 Edgewood Court, Jacksonville, FL 32254

Annual Meeting of Shareholders to be held

November 4, 2009

PROXY VOTING INSTRUCTIONS

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
-OR- INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. -OR-	COMPANY NUMBER
ACCOUNT NUMBER
MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The notice of meeting, proxy statement and proxy card are available at https://www.sendd.com/EZProxy/?project_id=330.

i Please detach along perforated line and mail in the envelope provided only if you are not voting by telephone or over the Internet. i

■ 20930300000000000000 7	110707

The Board of Directors recommends a vote FOR all of the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of nine directors for a term of one year.				FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Evelyn V. Follit O Charles P. Garcia O Jeffrey C. Girard O Yvonne R. Jackson O Gregory P. Josefowicz O Peter L. Lynch O James P. Olson O Terry Peets O Richard E. Rivera		2 Approval of the Winn-Dixie Stores, Inc. Fiscal 2010 Equity Incentive Plan.	☐	☐	☐
			3. Approval of a one-time stock option exchange program for associates other than directors and named executive officers.	☐	☐	☐
			4. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for fiscal 2010.	☐	☐	☐
5. The proxies are authorized to vote, at their discretion, upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

Your vote is important. Please vote by telephone, over the Internet or by signing and dating this proxy card below and returning it promptly in the enclosed postage-paid envelope so that your shares can be represented at the meeting.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full Title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.